Exhibit 2.2

EXECUTION VERSION

ASSET TRANSFER AGREEMENT

Dated as of August 14, 2014

by and among

MONSTER BEVERAGE CORPORATION,

NEW LASER CORPORATION

and

THE COCA-COLA COMPANY

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

iii

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”) is dated as of August 14, 2014, by and among MONSTER BEVERAGE CORPORATION, a Delaware corporation (“Monster”), NEW LASER CORPORATION, a Delaware corporation and wholly-owned subsidiary of Monster (“NewCo”), and THE COCA-COLA COMPANY, a Delaware corporation (“KO”) (each of Monster, NewCo and KO, a “Party” and collectively, the “Parties”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, in addition to its other businesses, Monster is engaged directly and indirectly through certain of its Subsidiaries in the Monster Non-Energy Business;

WHEREAS, in addition to its other businesses, KO is engaged directly and indirectly through certain of its Subsidiaries in the KO Energy Business;

WHEREAS, pursuant to the Transaction Agreement (the “Transaction Agreement”) being entered into concurrently with the execution of this Agreement, by and among Monster, NewCo, New Laser Merger Corp., a Delaware corporation and wholly-owned subsidiary of NewCo (“Merger Sub”), and European Refreshments, a company formed under the laws of Ireland and an indirect wholly-owned subsidiary of KO (the “Purchaser”), Monster will, on the terms and subject to the conditions set forth in the Transaction Agreement, reorganize into a new holding company structure by merging Merger Sub with and into Monster (the “Merger”), with Monster surviving as a wholly-owned subsidiary of NewCo;

WHEREAS, immediately after the effective time of the Merger, (a) KO desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to NewCo, and NewCo desires to acquire and accept from KO (or one of its Subsidiaries), the KO Energy Assets and to assume the Assumed KO Energy Liabilities (the “KO Asset Transfer”) and (b) Monster desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to KO (or one of its Subsidiaries as designated by KO), and KO desires to acquire and accept from Monster (or one of its Subsidiaries), the Monster Non-Energy Assets and to assume the Assumed Monster Non-Energy Liabilities (the “Monster Asset Transfer” and, together with the KO Asset Transfer, the “Asset Transfers”), in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Merger, the KO Asset Transfer and the issuance of NewCo common stock to a subsidiary of KO (as contemplated by the Transaction Agreement), taken together, shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

i

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.1                                    Certain Definitions.  As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

“Action” means any action, arbitration, audit, claim, examination, investigation, inquiry, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that (a) none of NewCo, Monster or their Subsidiaries will be deemed an Affiliate of KO or its Subsidiaries, (b) none of KO or its Subsidiaries will be deemed an Affiliate of NewCo, Monster or their Subsidiaries, (c) NewCo will be deemed to be an Affiliate of Monster, and (d) none of the KO Distributors (other than each of CCR and KO Canada, for so long as they remain direct or indirect wholly owned subsidiaries of KO) will be deemed an Affiliate of KO or its Subsidiaries.

“Ancillary Agreements” means:

(a)                                 each Assignment and Bill of Sale;

(b)                                 each Assumption Agreement;

(c)                                  the Transition Services Agreement;

(d)                                 each IP Assignment; and

(e)                                  each other agreement to be executed by any KO Company, on the one hand, and any Monster Company, on the other hand, in connection with the transactions contemplated by this Agreement.

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other Third Parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of such Person.

“Assignment and Bill of Sale” means each agreement for the sale and assignment of Assets pursuant to this Agreement, substantially in the form attached hereto as Exhibit A.

“Assumed KO Energy Liabilities” mean the following Liabilities of any KO Company or any of their Affiliates, to the extent relating to, resulting from or arising out of the operation or conduct of the KO Energy Business, or the ownership or use of any KO Energy Assets:

(a)                                 all Liabilities (including those relating to, arising out of or resulting from all Actions) to the extent related to, resulting from or arising out of the operations or conduct of the KO Energy Business or the ownership or use of the Assets in the KO Energy Business (including the ownership or use of the KO Energy Assets) after the Closing Date;

(b)                                 all Liabilities relating to the KO Permits (other than Non-Transferable Permits) to the extent arising after the Closing Date;

(c)                                  all Liabilities to the extent arising after the Closing Date under the executory portion of any Contracts (other than the Shared KO Contracts) included in the KO Energy Assets;

(d)                                 all Liabilities to the extent arising after the Closing Date and assumed by NewCo under each Assumed Shared KO Contract pursuant to Section 7.17(a) (the “Shared KO Contract Liabilities”);

(e)                                  all Liabilities (i) with respect to products or services of the KO Energy Business manufactured and sold, in the case of products, or rendered, in the case of services, in each case, after the Closing Date, and (ii) with respect to products of the KO Energy Business manufactured prior to the Closing Date and sold after the Closing Date, solely to the extent such Liabilities are caused by or arise from the manner in which such products were sold after the Closing Date, and in each of the foregoing (i) and (ii), including all warranty, performance and similar obligations entered into or incurred by the KO Energy Business with respect to such products or services (to the extent relating to liabilities of the type described in clause (i) or (ii));

(f)                                   all Liabilities, whether incurred prior to, on or after the Closing Date, for accounts payable in respect of Inventory included in the KO Energy Assets;

(g)                                  all Liabilities assumed by, retained by or agreed to be performed by Monster or any of its Subsidiaries pursuant to the terms of this Agreement or any Ancillary Agreement; and

(h)                                 all Assumed KO Tax Liabilities.

“Assumed KO Tax Liabilities” mean any and all Liabilities for Taxes to the extent relating to the KO Energy Assets for all taxable periods (or portions thereof) beginning after the Closing Date.

“Assumed Monster Non-Energy Liabilities” mean the following Liabilities of any Monster Company or any of their Affiliates, to the extent relating to, resulting from or arising out of the operation or conduct of the Monster Non-Energy Business, or the ownership or use of any Monster Non-Energy Assets:

(a)                                 all Liabilities (including those relating to, arising out of or resulting from all Actions) to the extent related to, resulting from or arising out of the operations or conduct of the Monster Non-Energy Business or the ownership or use of the Assets in the Monster Non-Energy Business (including the ownership or use of the Monster Non-Energy Assets) after the Closing Date;

(b)                                 all Liabilities relating to the Monster Permits (other than Non-Transferable Permits) to the extent arising after the Closing Date;

(c)                                  all Liabilities to the extent arising after the Closing Date under the executory portion of any Contracts (other than the Shared Monster Contracts) included in the Monster Non-Energy Assets;

(d)                                 all Liabilities to the extent arising after the Closing Date and assumed by KO under each Assumed Shared Monster Contract pursuant to Section 7.17(b) (the “Shared Monster Contract Liabilities”);

(e)                                  all Liabilities (i) with respect to products or services of the Monster Non-Energy Business manufactured and sold, in the case of products, or rendered, in the case of services, in each case, after the Closing Date, and (ii) with respect to products of the Monster Non-Energy Business manufactured prior to the Closing Date and sold after the Closing Date, solely to the extent such Liabilities are caused by or arise from the manner in which such products were sold after the Closing Date, and in each of the foregoing (i) and (ii), including all warranty, performance and similar obligations entered into or incurred by the Monster Non-Energy Business with respect to such products or services (to the extent relating to liabilities of the type described in clause (i) or (ii));

(f)                                   all Liabilities, whether incurred prior to, on or after the Closing Date, for accounts payable in respect of Inventory included in the Monster Non-Energy Assets;

(g)                                  all Liabilities assumed by, retained by or agreed to be performed by KO or any of its Subsidiaries pursuant to the terms of this Agreement or any Ancillary Agreement; and

(h)                                 all Assumed Monster Tax Liabilities.

“Assumed Monster Tax Liabilities” mean any and all Liabilities for Taxes to the extent relating to the Monster Non-Energy Assets for all taxable periods (or portions thereof) beginning after the Closing Date.

“Assumption Agreements” means collectively, the KO Assumption Agreements and the Monster Assumption Agreements.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or California are authorized or required by law or other governmental action to close.

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“CCR” means Coca-Cola Refreshments USA, Inc.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” has the meaning ascribed to such term in the Transaction Agreement.

“Confidential Business Information” means all confidential or proprietary information and data to the extent relating to the KO Energy Business (for this purpose, KO will be deemed to be the Recipient) or the Monster Non-Energy Business (for this purpose, Monster will be deemed to be the Recipient), as applicable.  Notwithstanding the foregoing, for purposes of this Agreement, Confidential Business Information will not include any information which the Recipient demonstrates by clear and convincing evidence is (a) at the time of disclosure in the public domain or thereafter enters the public domain without any breach of this Agreement by the Recipient or any of its Representatives, (b) obtained by the Recipient following the Closing on a non-confidential basis from a Third Party who is in lawful possession thereof and does not thereby breach an obligation of confidence regarding such information or (c) developed by or for the Recipient or its Representatives following the Closing through their independent efforts without use of any Confidential Business Information; provided that, in each of the foregoing clauses (a) through (c), such information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Recipient’s possession, and no combination of features will be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Recipient’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Recipient’s possession without the use of or access to Confidential Business Information.

“Confidentiality Agreements” means collectively, the two Confidentiality Agreements, each dated as of March 19, 2014, by and between Monster and KO.

“Contract” means any legally binding license, lease, purchase or sale order, or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each including all amendments thereto), whether written or oral.

“Damage” or “Damages” means all claims, Actions, causes of Action, judgments, awards, costs (including defense costs), fines, fees, penalties, demands, settlements, losses, Liabilities, Taxes, damages and expenses, including reasonable attorneys’ fees and disbursements; provided, that Damages shall not include (a) punitive damages or (b) consequential damages to the extent such consequential damages are not a reasonably foreseeable consequence of the breach underlying the applicable indemnifiable claim (in each case, except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim).  For the avoidance of doubt, nothing herein shall preclude the recovery of any losses from the diminution of value of any assets purchased hereunder, to the extent set forth in Section 10.2.

“Disclosing Party” means the party that owns Confidential Business Information (either directly or indirectly through such party’s Representatives) relating to the applicable Transferred Business after the Closing.

“EC Merger Regulation” means the European Community Council Regulation (EC) No 139/2004 of January 20, 2004.

“Encumbrance” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any Third Party.

“Equipment” means all equipment, fixtures, machinery, spare parts, supplies, tools and other tangible personal property.

“Equipment Leases” means leases relating solely to Equipment.

“Excluded KO Assets” means all right, title and interest, at the time of Closing, of KO and the other KO Companies in and to all Assets other than the KO Energy Assets, including the following Assets:

(a)                                 all Cash Equivalents of KO or its Subsidiaries;

(b)                                 all accounts receivable of KO or any of its Subsidiaries (including all intercompany receivables);

(c)                                  with respect to the KO Companies, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the KO Energy Business;

(d)                                 any deposit or similar advance payment with respect to Taxes;

(e)                                  all current and prior insurance policies of KO or any of its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)                                   the names and marks set forth in Section 1.1(e) of the KO Disclosure Schedule and any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto, and all Assets to the extent related to any of the foregoing (“KO Retained Names”);

(g)                                  all Intellectual Property owned by any KO Company that is not KO Intellectual Property;

(h)                                 all rights of KO or any of its Subsidiaries under this Agreement, the Ancillary Agreements and any documents delivered or received in connection herewith;

(i)                                     all rights and benefits which arise under a Shared KO Contract other than the Shared KO Contract Rights;

(j)                                    all Books and Records relating to KO or any of its Representatives’ evaluation and negotiation of this Agreement and the transactions contemplated hereby, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the KO Energy Business without being primarily prepared for the transactions contemplated hereby;

(k)                                 all Assets owned by KO Distributors;

(l)                                     all Assets that relate to any compensation or benefit plan, program or arrangement with respect to the employees, officers or directors of any KO Company; and

(m)                             all Assets set forth in Section 1.1(f) of the KO Disclosure Schedule.

“Excluded Monster Assets” means all right, title and interest, at the time of Closing, of Monster and the other Monster Companies in and to all Assets other than the Monster Non-Energy Assets, including the following Assets:

(a)                                 all Cash Equivalents of Monster or its Subsidiaries;

(b)                                 all accounts receivable of Monster or any of its Subsidiaries (including all intercompany receivables);

(c)                                  with respect to the Monster Companies, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Monster Non-Energy Business;

(d)                                 any deposit or similar advance payment with respect to Taxes;

(e)                                  all current and prior insurance policies of Monster or any of its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)                                   the names and marks set forth in Section 1.1(a) of the Monster Disclosure Schedule and any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto, and all Assets to the extent related to any of the foregoing (“Monster Retained Names”);

(g)                                  all Intellectual Property owned by any Monster Company that is not Monster Intellectual Property;

(h)                                 all rights of Monster or any of its Subsidiaries under this Agreement, the Ancillary Agreements and any documents delivered or received in connection herewith;

(i)                                     all rights and benefits which arise under a Shared Monster Contract other than the Shared Monster Contract Rights;

(j)                                    all Books and Records relating to Monster or any of its Representatives’ evaluation and negotiation of this Agreement and the transactions contemplated hereby, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Monster Non-Energy Business without being primarily prepared for the transactions contemplated hereby;

(k)                                 all Assets owned by distributors or bottlers with whom Monster or any of its Subsidiaries has a Contract that is then in force relating to the distribution of, or the coordination of distribution of, all beverages manufactured by or for Monster or any of its Subsidiaries or marketed or sold under Monster’s or any of its Subsidiaries’ brands;

(l)                                     all Assets that relate to any compensation or benefit plan, program or arrangement with respect to the employees, officers or directors of any Monster Company; and

(m)                             all Assets set forth in Section 1.1(b) of the Monster Disclosure Schedule.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization (including the New York Stock Exchange, the Nasdaq Global Select Market and the Financial Industry Regulatory Authority).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, and (c) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indebtedness” means, with respect to any Person, without duplication, including all accrued and unpaid interest thereon, premiums and penalties (such as breakage costs and prepayment or early termination penalties) or other amounts owing in respect of (a) the principal of (i) such Person’s indebtedness for borrowed money and (ii) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments, (b) all of such Person’s obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, Assets, services or securities, including any deferred acquisition purchase price (but excluding trade accounts payable arising in the ordinary course consistent with past practice), (c) all of such Person’s obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon, (d) all of such Person’s obligations under any lease that are required to be capitalized for financial reporting purposes under GAAP, (e) all of such Person’s obligations that are secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all of such Person’s obligations pursuant to conditional sale, title, retention or similar arrangements, (g) all of such Person’s reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby) or any other arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements, including termination fees, prepayment penalties, break fees and the like, (h) all overdrafts and any other negative balances in any bank account held by or on behalf of such Person, and (i) all obligations of the type referred to in clauses (a) through (h) above of other Persons for which such first Person or any of its Subsidiaries has guarantees of such obligations or other arrangements having the effect of a guarantee.

“Independent Accounting Firm” means an accounting firm of national prominence that is independent of both Monster and KO and agreed upon by the Parties hereto; or, alternatively, upon mutual agreement of Monster and KO, a law firm agreed upon by the Parties to resolve a legal issue.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all (a) patents, patent applications, utility models and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, recipes, ingredient lists, blends, mixing instructions, models and methodologies (collectively, “Trade Secrets”), (f) rights of publicity, privacy and rights to personal information, (g) moral rights and rights of attribution and integrity, and (h) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“IP Assignments” means, collectively, the KO IP Assignment and the Monster IP Assignment.

“Inventory” means all inventory, finished goods (including, with respect to the KO Energy Business, concentrate), raw materials, work in progress, packaging, material, supplies, parts and other inventories necessary to operate a business, including samples of finished products designed for use in promoting each product and that are not intended to be sold, in each case, to the extent constituting inventory in accordance with GAAP.

“KO Canada” means Coca-Cola Refreshments Canada, Ltd.

“KO Common Stock” means the common stock, par value $.005 per share, of KO.

“KO Company” means each of KO and its Subsidiaries that holds any KO Energy Assets or is otherwise engaged in the KO Energy Business, except that, for the purpose of the definitions of KO Energy Assets and KO Energy Liabilities, CCR and KO Canada shall not be deemed KO Companies.

“KO Disclosure Schedule” means the disclosure schedule of KO delivered to Monster and NewCo concurrently with the execution and delivery of this Agreement.

“KO Distributors” means the distributors or bottlers with whom KO or any of its Subsidiaries has a Contract that is then in effect relating to the distribution, or the coordination of distribution, of all beverages manufactured by or for KO or any of its Subsidiaries or marketed or sold under KO’s or any of its Subsidiaries’ brands.

“KO Energy Assets” means all right, title and interest, at the time of Closing, of KO and the other KO Companies in and to the following Assets:

(a)                                 all Equipment (and Equipment Leases) exclusively used or exclusively held for use in connection with the KO Energy Business;

(b)                                 all Inventory exclusively used or exclusively held for use in the operation and conduct of the KO Energy Business and owned by any KO Company;

(c)                                  the Intellectual Property owned by any KO Company and used exclusively in the KO Energy Business, including all rights owned by any KO Company in or to the brands set forth in Section 1.1(a) of the KO Disclosure Schedule, any recipes or formulae for the beverage products set forth therein and the rights to sue and collect damages, royalties and payments for infringement, misappropriation or other violation thereof to the extent occurring after the Closing Date, all rights under such Intellectual Property to further develop, manufacture, market, sell and otherwise exploit the brands and related formulations of such products in any jurisdiction and in any size or SKU (regardless of whether such size or SKU is currently used in the KO Energy Business as of the date of this Agreement), but excluding all KO Retained Names (collectively, the “KO Intellectual Property”);

(d)                                 all rights and benefits in respect of periods after the Closing Date in the Contracts (other than any Contract relating to the Excluded KO Assets) to which any KO Company is a party or by which any of the KO Energy Assets is subject, in each case that relate exclusively to or are used exclusively in connection with the KO Energy Business, as set forth on Section 1.1(b) of the KO Disclosure Schedule (subject to Section 7.21), and such other Contracts entered into by the KO Companies from the date of this Agreement to the Closing Date that relate exclusively to or are used exclusively in connection with the KO Energy Business, including all rights and benefits of the KO Companies exclusively in connection with the KO Energy Business pursuant to any express or implied warranties, representations or guarantees made by suppliers, manufacturers, contractors and other Third Parties that exclusively relate to the KO Energy Business;

(e)                                  all rights and benefits assigned to NewCo or enforced for its benefit in respect of periods after the Closing Date under each Assumed Shared KO Contract pursuant to Section 7.17(a) (the “Shared KO Contract Rights”);

(f)                                   the KO Product Registrations owned, utilized or licensed by any KO Company relating exclusively to the products of the KO Energy Business;

(g)                                  all KO Permits (other than Non-Transferable Permits);

(h)                                 all KO Energy Records;

(i)                                     subject to clause (c) above, all rights or causes of Action against a Third Party (other than KO or its Subsidiaries), to the extent exclusively related to, resulting from or arising out of (i) the operation or conduct of the KO Energy Business, or the ownership or use of any KO Energy Assets (in each case, to the extent arising after the Closing Date) or (ii) the Assumed KO Energy Liabilities;

(j)                                    all motor vehicles and other transportation equipment exclusively used or held for use in the operation or conduct of the KO Energy Business;

(k)                                 goodwill relating to the KO Energy Business;

(l)                                     the benefits of all (i) deposits and prepaid expenses, claims for refunds and rights of offset in respect thereof (including amounts paid in advance for marketing support such as media, advertising and coupon redemption), except with respect to Taxes, and (ii) advances to suppliers (including advance payments to procure materials, goods or finished products or services from vendors, contract manufacturers or other suppliers), in each case to the extent exclusively used or held for exclusive use in the KO Energy Business and to the extent relating to an Assumed KO Energy Liability;

(m)                             all social media accounts, including usernames and passwords, and related agreements, webpages and websites, including social media accounts and applications such as Facebook, Twitter, Instagram and LinkedIn, in each case, exclusively used in the KO Energy Business;

(n)                                 all advertisements, promotional materials and catalogs, in each case, exclusively related to the KO Energy Business; and

(o)                                 any other Assets of the KO Companies owned, leased or licensed and exclusively relating to or exclusively used in the KO Energy Business, if and to the extent that such Assets are not referred to in the preceding clauses of this definition, but in each case of the foregoing clauses, excluding the Excluded KO Assets.

“KO Energy Business” means the worldwide business of KO and its Subsidiaries of producing, marketing, selling and distributing Energy Beverages (as defined in the Transaction Agreement) of the product brands set forth on Section 1.1(c) of the KO Disclosure Schedule.

“KO Energy Financial Statements” means, collectively, the Audited KO Energy Financial Statements and the Unaudited KO Energy Financial Statements.

“KO Energy Records” means, in any medium including audio, visual, print or electronic (but in all cases excluding electronic mail and voicemail), (a) such portion of the books and records of the KO Companies (or true and complete copies thereof) to the extent they exclusively relate to the KO Energy Business or the KO Energy Assets, including, to the extent the transfer thereof is permitted by Law, employment records related to the KO Transferred Employees, and (b) all files to the extent exclusively relating to any Action the Liability with respect to which is included in Assumed KO Energy Liabilities, except that (i) no portion of the books and records of KO or any of its Subsidiaries containing minutes of meetings of any board of directors of any of them shall be included, and (ii) in the case of any of the foregoing which relate to the KO Energy Business and other businesses or assets of KO and its Subsidiaries (and with respect to employment records which may legally be provided, employees of KO or any of its Subsidiaries, other than KO Transferred Employees), KO shall have the right to redact the same with respect to such other businesses and assets and, with respect to personnel records, such non-KO Transferred Employees.  Notwithstanding the foregoing, “KO Energy Records” shall not include any Tax Returns or other information, documents or materials to the extent relating to Taxes, the Retained KO Liabilities or Excluded KO Assets.

“KO Excluded Business” means all of the current or former business of KO and its Subsidiaries, other than the KO Energy Business.

“KO Guarantees” means all obligations of KO or any of its Subsidiaries under any Contract or other obligation in existence as of the Closing Date relating to the KO Energy Business for which KO or any of its Subsidiaries is or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees), in each case solely to the extent the underlying obligations constitute Assumed KO Energy Liabilities, including those obligations set forth on Section 1.1(d) of the KO Disclosure Schedule.

“KO IP Assignment” means the intellectual property assignment for the applications and registrations set forth in Section 5.11(a)(i) of the KO Disclosure Schedule, substantially in the form attached as Exhibit B.

“KO Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, states of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the KO Energy Business, taken as a whole (after giving effect to the exclusion of the Excluded KO Assets and the Retained KO Liabilities), or (b) the ability of the KO Companies to consummate timely the transactions contemplated by this Agreement; provided that, solely in the case of clause (a), none of the following events, changes, circumstances, conditions, states of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a KO Material Adverse Effect: (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in laws, rules, regulations, GAAP or the interpretation thereof, (iii) changes that generally affect the industry in which the KO Energy Business is conducted, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) changes in the trading price or trading volume of KO’s common stock (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “KO Material Adverse Effect” may be considered in determining whether there has been a KO Material Adverse Effect), (vi) failure by KO or its Subsidiaries to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics relating to the KO Energy Business (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “KO Material Adverse Effect” may be considered in determining whether there has been a KO Material Adverse Effect), (vii) any action taken by KO or any of its Subsidiaries to the extent expressly required by this Agreement, the Transaction Agreement or the Commercial Agreements, (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement with respect to any of the foregoing (it being understood that for purposes of Section 5.3, effects resulting from or arising in connection with the matters set forth in (vii) and (viii) of this definition will not be excluded in determining whether a KO Material Adverse Effect has occurred or reasonably would be expected to occur), or (ix) the Excluded KO Assets or the Retained KO Liabilities,

except, solely in the case of clauses (i) through (iv), to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters, have a disproportionate effect on the KO Energy Business, taken as a whole (after giving effect to the exclusion of the Excluded KO Assets and the Retained KO Liabilities), as compared to other companies operating in the industry in which the KO Energy Business is conducted.

“KO Material Contract” means, any Contract which any KO Company is a party to or bound by (including any Contract entered into after the date of this Agreement), that primarily relates to the KO Energy Business, and that:

(a)                                 would be required to be filed by KO as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)                                 provides for aggregate payments from or receipt by any KO of more than $1,000,000 during the most recently completed fiscal year or over the remaining term of such Contract;

(c)                                  constitutes a joint venture, strategic alliance, partnership or similar arrangement that is material to the KO Energy Business;

(d)                                 constitutes a material Intellectual Property license, coexistence agreement, non-assertion agreement, or other Contract relating to Intellectual Property to which any KO Company is a party (other than licenses or other agreements entered into in the ordinary course of business concerning generally commercially available software or hardware or other generally commercially available technology);

(e)                                  relates to the distribution of any KO Company’s products or the coordination of distribution of such products;

(f)                                   is directly or indirectly with a director or officer of any KO Company (or a member of the immediate family of any such Person) or a Person that Beneficially Owns (as defined in the Transaction Agreement) 5% or more of the outstanding shares of KO Common Stock;

(g)                                  limits the freedom of any KO Company to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, in each case, in any material respect;

(h)                                 contains any “most favored nations” or similar right or undertaking in favor of any Person and provides for aggregate payments from or receipt by any KO Company of more than $1,000,000 during the most recently completed fiscal year or over the remaining term of such Contract; or

(i)                                     contains any minimum volume commitments, “take or pay,” supplier advances, threshold rebates or similar undertakings and provides for aggregate payments from or receipt by any KO Company of more than $1,000,000 during the most recently completed fiscal year or over the remaining term of such Contract.

“KO Permits” means all Permits owned, utilized or licensed by any KO Company relating exclusively to, and required in the operation of, the KO Energy Business.

“KO Product Registrations” means registrations of products of the KO Energy Business existing on the Closing Date, made or filed with Governmental Authorities under applicable Laws.

“KO Shared Intellectual Property”  means all Intellectual Property that (a) is owned by KO or any of its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement and (b) was used in the KO Energy Business prior to the Closing Date, except (i) any Intellectual Property used in the provision of the services under the Transition Services Agreement and (ii) KO Retained Names.

“KO Third Party Shared Policies” shall mean all Policies, whether or not in force at the Closing Date issued by unaffiliated third-party insurers to KO or any of its Subsidiaries or any of their respective Affiliates, which cover risks that relate to both the KO Excluded Business and the KO Energy Business.

“KO Transaction Process” shall mean all matters relating to KO’s evaluation and negotiation of the transactions contemplated by the Transaction Documents.

“Laws” means any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions and decrees.

“Liabilities” means any and all Indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown.

“Litigation Matters” means all pending or threatened litigation, investigations or claims that have been or may be asserted by a Third Party against, or otherwise adversely affect, (a) Monster or its Subsidiaries, on the one hand, and the Monster Non-Energy Business, on the other hand, or (b) KO or its Subsidiaries, on the one hand, and the KO Energy Business, on the other hand.

“Monster Common Stock” means the common stock, par value $.005 per share, of Monster.

“Monster Company” means each of Monster, NewCo and their Subsidiaries that holds any Monster Non-Energy Assets or is otherwise engaged in the Monster Non-Energy Business.

“Monster Disclosure Schedule” means the disclosure schedule of Monster delivered to KO concurrently with the execution and delivery of this Agreement.

“Monster Excluded Business” means all of the current or former business of Monster and its Subsidiaries, other than the Monster Non-Energy Business.

“Monster Guarantees” means all obligations of NewCo, Monster or any of their Subsidiaries under any Contract or other obligation in existence as of the Closing Date relating to the Monster Non-Energy Business for which NewCo, Monster or any of their Subsidiaries are or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees), in each case, solely to the extent the underlying obligations constitute Assumed Monster Non-Energy Liabilities, including those obligations set forth on Section 1.1(c) of the Monster Disclosure Schedule.

“Monster IP Assignment” means the intellectual property assignment for the applications and registrations set forth in Section 6.11(a)(i) of the Monster Disclosure Schedule, substantially in the form attached as Exhibit C.

“Monster Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, states of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Monster Non-Energy Business, taken as a whole (after giving effect to the exclusion of the Excluded Monster Assets and the Retained Monster Liabilities), or (b) the ability of the Monster Companies to consummate timely the transactions contemplated by this Agreement; provided that, solely in the case of clause (a), none of the following events, changes, circumstances, conditions, states of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Monster Material Adverse Effect: (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in laws, rules, regulations, GAAP or the interpretation thereof, (iii) changes that generally affect the industry in which the Monster Non-Energy Business is conducted, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) changes in the trading price or trading volume of Monster’s common stock (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Monster Material Adverse Effect” may be considered in determining whether there has been a Monster Material Adverse Effect), (vi) failure by Monster or its Subsidiaries to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics relating to the Monster Non-Energy Business (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Monster Material Adverse Effect” may be considered in determining whether there has been a Monster Material Adverse Effect), (vii) any action taken by Monster or any of its Subsidiaries to the extent expressly required by this Agreement, the Transaction Agreement or the Commercial Agreements, (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement with respect to any of the foregoing (it being understood that for purposes of Section 6.3, effects resulting from or arising in connection with the matters set forth in (vii) and (viii) of this definition will not be excluded in determining whether a Monster Material Adverse Effect has occurred or reasonably would be expected to occur) or (ix) the Excluded Monster Assets or the Retained Monster Liabilities, except, solely in the case of clauses (i) through (iv), to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters, have a disproportionate effect on Monster Non-Energy Business, taken as a whole (after giving effect to the exclusion of the Excluded Monster Assets and the Retained Monster Liabilities), as compared to other companies operating in the industry in which the Monster Non-Energy Business is conducted.

“Monster Material Contract” means, any Contract which any Monster Company is a party to or bound by (including any Contract entered into after the date of this Agreement), that primarily relates to the Monster Non-Energy Business, and that:

(a)                                 would be required to be filed by Monster as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)                                 provides for aggregate payments from or receipt by any Monster of more than $1,000,000 during the most recently completed fiscal year or over the remaining term of such Contract;

(c)                                  constitutes a joint venture, strategic alliance, partnership or similar arrangement that is material to the Monster Non-Energy Business;

(d)                                 constitutes a material Intellectual Property license, coexistence agreement, non-assertion agreement, or other Contract relating to Intellectual Property to which any Monster Company is a party (other than licenses or other agreements entered into in the ordinary course of business concerning generally commercially available software or hardware or other generally commercially available technology);

(a)                                 relates to the distribution of any Monster Company’s products or the coordination of distribution of such products;

(b)                                 is directly or indirectly with a director or officer of any Monster Company (or a member of the immediate family of any such Person) or a Person that Beneficially Owns (as defined in the Transaction Agreement) 5% or more of the outstanding shares of Monster Common Stock;

(c)                                  limits the freedom of any Monster Company to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, in each case, in any material respect;

(d)                                 contains any “most favored nations” or similar right or undertaking in favor of any Person and provides for aggregate payments from or receipt by any Monster Company of more than $500,000 during the most recently completed fiscal year or over the remaining term of such Contract; or

(e)                                  contains any minimum volume commitments, “take or pay,” supplier advances, threshold rebates or similar undertakings and provides for aggregate payments from or receipt by any Monster Company of more than $500,000 during the most recently completed fiscal year or over the remaining term of such Contract.

“Monster Non-Energy Assets” means all right, title and interest, at the time of Closing, of Monster or other Monster Companies in the following Assets:

(a)                                 all Equipment (and Equipment Leases) exclusively used or exclusively held for use in connection with the Monster Non-Energy Business;

(b)                                 all Inventory exclusively used or exclusively held for use in the operation and conduct of the Monster Non-Energy Business and owned by any Monster Company, excluding any Inventory described in Section 1.1(b) of the Monster Disclosure Schedule;

(c)                                  the Intellectual Property owned by any Monster Company and used exclusively in the Monster Non-Energy Business, including all rights owned by any Monster Company in or to the brands set forth in Section 1.1(d) of the Monster Disclosure Schedule, any recipes or formulae for the beverage products set forth therein and the rights to sue and collect damages, royalties and payments for infringement, misappropriation or other violation thereof to the extent occurring after the Closing Date, all rights under such Intellectual Property to further develop, manufacture, market, sell and otherwise exploit the brands and related formulations of such products in any jurisdiction and in any size or SKU (regardless of whether such size or SKU is currently used in the Monster Non-Energy Business as of the date of this Agreement), but excluding all Monster Retained Names (collectively, the “Monster Intellectual Property”);

(d)                                 all rights and benefits in respect of periods after the Closing Date in the Contracts (other than any Contract relating to the Excluded Monster Assets) to which any Monster Company is a party or by which any of the Monster Non-Energy Assets is subject, in each case that relate exclusively to or are used exclusively in connection with the Monster Non-Energy Business, as set forth on Section 1.1(e) of the Monster Disclosure Schedule (subject to Section 7.22), and such other Contracts entered into by the Monster Companies from the date of this Agreement to the Closing Date that relate exclusively to or are used exclusively in connection with the Monster Non-Energy Business and which KO and Monster agree will constitute a Monster Non-Energy Asset, including all rights and benefits of the Monster Companies exclusively in connection with the Monster Non-Energy Business pursuant to any express or implied warranties, representations or guarantees made by suppliers, manufacturers, contractors and other Third Parties that exclusively relate to the Monster Non-Energy Business;

(e)                                  all rights and benefits assigned to an applicable KO Purchaser or enforced for its benefit in respect of periods after the Closing Date under each Assumed Shared Monster Contract pursuant to Section 7.17(b) (the “Shared Monster Contract Rights”);

(f)                                   the Monster Product Registrations owned, utilized or licensed by any Monster Company relating exclusively to the products of the Monster Non-Energy Business;

(g)                                  all Monster Permits, other than Non-Transferable Permits;

(h)                                 all Monster Non-Energy Records;

(i)                                     subject to clause (c) above, all rights or causes of Action against a Third Party (other than Monster or its Subsidiaries), to the extent exclusively related to, resulting from or arising out of (i) the operation or conduct of the Monster Non-Energy Business, or the ownership or use of any Monster Non-Energy Assets (in each case, to the extent arising after the Closing Date) or (ii) the Assumed Monster Non-Energy Liabilities;

(j)                                    all motor vehicles and other transportation equipment primarily used or held for use in the operation or conduct of the Monster Non-Energy Business;

(k)                                 goodwill relating to the Monster Non-Energy Business;

(l)                                     the benefits of all (i) deposits and prepaid expenses, claims for refunds and rights of offset in respect thereof (including amounts paid in advance for marketing support such as media, advertising and coupon redemption), except with respect to Taxes, and (ii) advances to suppliers (including advance payments to procure materials, goods or finished products or services from vendors, contract manufacturers or other suppliers), in each case to the extent exclusively used or held for exclusive use in the Monster Non-Energy Business and to the extent relating to an Assumed Monster Non-Energy Liability;

(m)                             all social media accounts, including usernames and passwords, and related agreements, webpages and websites, including social media accounts and applications such as Facebook, Twitter, Instagram and LinkedIn, in each case, exclusively used in the Monster Non-Energy Business;

(n)                                 all advertisements, promotional materials and catalogs, in each case, exclusively related to the KO Energy Business; and

(o)                                 any other Assets of the Monster Companies owned, leased or licensed and exclusively relating to or exclusively used in the Monster Non-Energy Business, if and to the extent that such Assets are not referred to in the preceding clauses of this definition, but in each case of the foregoing clauses, excluding the Excluded Monster Assets.

“Monster Non-Energy Business” means the worldwide business of Monster and its Subsidiaries of producing, marketing, selling and distributing the non-energy drinks of the product brands set forth on Section 1.1(d) of the Monster Disclosure Schedule.

“Monster Non-Energy Records” means, in any medium including audio, visual, print or electronic (but in all cases excluding electronic mail and voicemail), (a) such portion of the books and records of Monster Companies (or true and complete copies thereof) to the extent they exclusively relate to the Monster Non-Energy Business or the Monster Non-Energy Assets, including, to the extent the transfer thereof is permitted by Law, employment records related to the Monster Transferred Employee, and (b) all files to the extent exclusively relating to any Action the Liability with respect to which is included in Assumed Monster Non-Energy Liabilities, except that (i) no portion of the books and records of Monster or any of its Subsidiaries containing minutes of meetings of any board of directors of any of them shall be included, and (ii) in the case of any of the foregoing which relate to the Monster Non-Energy Business and other businesses or assets of Monster and its Subsidiaries (and with respect to employment records which may legally be provided, employees of Monster or any of its

Subsidiaries, other than such Monster Transferred Employee), Monster shall have the right to redact the same with respect to such other businesses and assets and, with respect to personnel records, such non-Monster Transferred Employees.  Notwithstanding the foregoing, “Monster Non-Energy Records” shall not include any Tax Returns or other information, documents or materials to the extent relating to Taxes, the Retained Monster Liabilities or Excluded Monster Assets.

“Monster Permits” means all Permits owned, utilized or licensed by any Monster Company relating exclusively to, and required in the operation of, the Monster Non-Energy Business.

“Monster Product Registrations” means registrations of products of the Monster Non-Energy Business existing on the Closing Date, made or filed with Governmental Authorities under applicable Laws.

“Monster Shared Intellectual Property”  means all Intellectual Property that (a) is owned by Monster or any of its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement and (b) was used in the Monster Non-Energy Business prior to the Closing Date, except (i) any Intellectual Property used in the provision of the services under the Transition Services Agreement and (ii) Monster Retained Names.

“Monster Third Party Shared Policies” shall mean all Policies, whether or not in force at the Closing Date issued by unaffiliated third-party insurers to Monster or any of its Subsidiaries or any of their respective Affiliates, which cover risks that relate to both the Monster Excluded Business and the Monster Non-Energy Business.

“Monster Transaction Process” shall mean all matters relating to Monster’s evaluation and negotiation of the transactions contemplated by the Transaction Documents.

“Non-Material Antitrust Approvals”  shall mean any Required Antitrust Approval (other than those in the United States and Germany) the failure of which to make or obtain would not (x) expose KO or any of its Subsidiaries (or any of their respective officers, directors or employees), on the one hand, or the Company or any of its Subsidiaries (or any of their respective officers, directors or employees), on the other hand, to criminal liability or (y) constitute a permanent global bar on consummating the transactions contemplated by this Agreement and the Transaction Agreement pursuant to the applicable Regulatory Laws of such jurisdiction.

“Non-Transferable Permits” means the KO Permits or the Monster Permits which, by their terms or by applicable Law may not be transferred to Third Parties.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation and bylaws of such entity, or any similar organizational documents of such entity.

“Permitted Encumbrances” means (a) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (b) requirements and restrictions of zoning, building and other Laws, (c) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (d) rights granted to any licensee of any Intellectual Property in the ordinary course of business, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (f) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the real property and other Encumbrances of record, (g) in the case of Contracts, anti-assignment, change of control or similar restrictions contained therein or with respect thereto, or (h) such Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances as would not, individually or in the aggregate, be adverse in any material respect to the KO Energy Business or Monster Non-Energy Business, as applicable.

“Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Policies” shall mean insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Recipient” means the party that does not own the Confidential Business Information (either directly or indirectly through such party’s Representatives) relating to the applicable Transferred Business following the Closing.

“Regulatory Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EC Merger Regulation and all other Laws that are designed or intended to prohibit, restrict or regulate actions, including business combination transactions, having the purpose or effect of monopolization or restraint of trade or lessening competition, whether foreign or domestic.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Antitrust Approvals” means all required filings, consents and approvals pursuant to (a) the HSR Act and (b) all other filings and approvals under Regulatory Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement.

“Retained KO Liabilities” mean any and all Liabilities, whether arising before, on or after the Closing Date, of KO or any of its Subsidiaries to the extent relating to, resulting from or arising out of the present, past or future ownership or use of any Excluded KO Assets owned by any KO Company or the operation of the KO Energy Business by KO or any of its Subsidiaries, other than Assumed KO Energy Liabilities, including:

(a)                                 Retained KO Tax Liabilities;

(b)                                 all Liabilities assumed by, retained by or agreed to be performed by KO or its Subsidiaries pursuant to this Agreement or any of the Ancillary Agreements;

(c)                                  all obligations which arise under a Shared KO Contract other than the Shared KO Contract Liabilities;

(d)                                 all Liabilities for accounts payable of the KO Energy Business solely with respect to pre-Closing periods (except as set forth in clause (f) of the definition of Assumed KO Energy Liabilities) and intercompany Liabilities (including intercompany payables) solely between or among KO and its Subsidiaries;

(e)                                  all Liabilities for Indebtedness of KO or any of its Subsidiaries;

(f)                                   all Liabilities arising on or prior to the Closing Date under any Contracts included in the KO Energy Assets;

(g)                                  all Liabilities relating to KO Permits, arising on or prior to the Closing Date;

(h)                                 all Liabilities relating to, arising out of or resulting from all Actions to the extent related to, resulting from or arising out of the operations or conduct of the KO Energy Business or the ownership or use of the Assets in the KO Energy Business (including the ownership or use of the KO Energy Assets), on or prior to the Closing Date;

(i)                                     all Liabilities with respect to products or services of the KO Energy Business manufactured and sold, in the case of products, or rendered, in the case of services, in each case, on or prior to the Closing Date, including all warranty, performance and similar obligations entered into or incurred by the KO Energy Business with respect to such products or services; and

(j)                                    all Liabilities that relate to any compensation or benefit plan, program or arrangement with respect to the employees, officers or directors of any KO Company and all Liabilities with respect to the employees, officers and directors of each KO Company.

“Retained KO Tax Liabilities”  mean any and all Liabilities for Taxes (a) of KO or its Subsidiaries or (b) in respect of the operation or ownership of the KO Energy Assets, for any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Retained Monster Liabilities” mean any and all Liabilities, whether arising before, on or after the Closing Date, of Monster or any of its Subsidiaries to the extent relating to, resulting from or arising out of the present, past or future ownership or use of any Excluded Monster Assets owned by any Monster Company or the operation of the Monster Non-Energy Business by Monster or any of its Subsidiaries, other than Assumed Monster Non-Energy Liabilities, including:

(a)                                 Retained Monster Tax Liabilities;

(b)                                 all Liabilities assumed by, retained by or agreed to be performed by Monster or its Subsidiaries pursuant to this Agreement or any of the Ancillary Agreements;

(c)                                  all obligations which arise under a Shared Monster Contract other than the Shared Monster Contract Liabilities;

(d)                                 all Liabilities for accounts payable of the Monster Non-Energy Business solely with respect to pre-Closing periods (except as set forth in clause (f) of the definition of Assumed Monster Non-Energy Liabilities) and intercompany Liabilities (including intercompany payables) solely between or among Monster and its Subsidiaries;

(e)                                  all Liabilities for Indebtedness of Monster or any of its Subsidiaries;

(f)                                   all Liabilities arising on or prior to the Closing Date under any Contracts included in the Monster Non-Energy Assets;

(g)                                  all Liabilities relating to Monster Permits, arising on or prior to the Closing Date;

(h)                                 all Liabilities relating to, arising out of or resulting from all Actions to the extent related to, resulting from or arising out of the operations or conduct of the Monster Non-Energy Business or the ownership or use of the Assets in the Monster Non-Energy Business (including the ownership or use of the Monster Non-Energy Assets), on or prior to the Closing Date;

(i)                                     all Liabilities with respect to products or services of the Monster Non-Energy Business manufactured and sold, in the case of products, or rendered, in the case of services, in each case, on or prior to the Closing Date, including all warranty, performance and similar obligations entered into or incurred by the Monster Non-Energy Business with respect to such products or services; and

(j)                                    all Liabilities that relate to any compensation or benefit plan, program or arrangement with respect to the employees, officers or directors of any Monster Company and all Liabilities with respect to the employees, officers and directors of each Monster Company.

“Retained Monster Tax Liabilities” mean any and all Liabilities for Taxes (a) of Monster or its Subsidiaries or (b) in respect of the operation or ownership of the Monster Non-Energy Assets, for any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Securities Act” means the United States Securities Act of 1933.

“Shared KO Contracts” means Contracts entered into prior to the Closing which are between KO or any of its Subsidiaries, on the one hand, and one or more Third Parties, on the other hand, that partially relate to the KO Energy Business but partially relate to the KO Excluded Business at Closing, but excluding each of:

(a)                                 any Contracts to the extent the rights or benefits thereunder are provided to Monster or any of its Subsidiaries under the Transition Services Agreement; and

(b)                                 any Contracts to the extent relating to or used in connection with the KO Retained Names.

“Shared Monster Contracts” means Contracts entered into prior to the Closing which are between Monster or any of its Subsidiaries, on the one hand, and one or more Third Parties, on the other hand, that partially relate to the Monster Non-Energy Business but partially relate to the Monster Excluded Business at the Closing, but excluding each of:

(a)                                 any Contracts to the extent the rights or benefits thereunder are provided to KO or any of its Subsidiaries under the Transition Services Agreement; and

(b)                                 any Contracts to the extent relating to or used in connection with the Monster Retained Names.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiaries” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  As used herein, (i) NewCo will be deemed to be a Subsidiary of Monster and (ii) none of the KO Distributors (other than each of CCR and KO Canada, for so long as they remain direct or indirect wholly owned subsidiaries of KO) will be deemed to be a Subsidiary of KO or its Subsidiaries.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and workers’ compensation charges.

“Tax Returns” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority relating to Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Proceeding” means any Tax audit, contest, litigation, defense or other proceeding with or against any Governmental Authority.

“Third Party” means any Person other than KO, NewCo, Monster or their respective Affiliates.

“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, social media addresses and accounts, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Transaction Agreement, the Commercial Agreements and the Ancillary Agreements, all exhibits and schedules to this Agreement, the Transaction Agreement, the Commercial Agreements and the Ancillary Agreements and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by this Agreement, the Transaction Agreement, the Commercial Agreements and the Ancillary Agreements.

“Transfer Taxes” means all sales, value added tax, gross receipts, stamp, documentary, recording, transfer, filing or similar Taxes incurred in connection with this Agreement, the Transaction Agreement or the Ancillary Agreements.

“Transfer Tax Return” means any Tax Return with respect to Transfer Taxes.

“Transferred Businesses” means the KO Energy Business and the Monster Non-Energy Business, collectively.

“Transition Services Agreement” means the Transition Services Agreement, by and among Monster, NewCo and KO, in the form attached hereto as Exhibit D.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“USDA” means the United States Department of Agriculture.

Section 1.2                                    Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Agreement	Preamble
Asset Transfers	Recitals
Assumed Shared KO Contracts	Section 7.17(a)
Assumed Shared Monster Contracts	Section 7.17(b)
Audited KO Energy Financial Statements	Section 7.4
Books and Records	Section 7.10(a)
Closing	Section 4.1
Counsel Only Material	Section 7.5(c)
Evaluation Material	Section 7.1(b)
Fraud and Bribery Laws	Section 5.8(b)
Indemnified Party	Section 10.4
Indemnifying Party	Section 10.4
Indemnity Period	Section 10.1

KO	Preamble
KO Asset Transfer	Recitals
KO Assumption Agreements	Section 2.4(a)
KO Deductible Amount	Section 10.6(a)
KO Eligible Assets	Section 7.8(e)(i)
KO Energy Employee	Section 5.17
KO Energy Employee Schedule	Section 5.17
KO Energy Financial Data	Section 5.5(a)
KO Existing Stock	Section 7.20(b)
KO Indemnified Parties	Section 10.3
KO LCs	Section 7.9(a)(iii)
KO Purchasers	Section 2.2(a)
KO Transferred Employees	Section 7.7(a)
KO’s knowledge	Section 11.14
Merger	Recitals
Merger Sub	Recitals
Monster	Preamble
Monster Asset Transfer	Recitals
Monster Assumption Agreements	Section 2.3(a)
Monster Deductible Amount	Section 10.6(b)
Monster Eligible Assets	Section 7.8(e)(i)
Monster Existing Stock	Section 7.20(a)
Monster Indemnified Parties	Section 10.2
Monster LCs	Section 7.9(b)(iii)
Monster Non-Energy Employee	Section 6.17
Monster Non-Energy Employee Schedule	Section 6.17
Monster Non-Energy Financial Data	Section 6.5
Monster Transferred Employees	Section 7.7(b)
Monster’s knowledge	Section 11.14
NewCo	Preamble
Non-assignable Assets	Section 2.5(a)
Non-assignable KO Assets	Section 2.5(a)
Non-assignable Monster Assets	Section 2.5(a)
Outside Date	Section 9.1(b)
Parties	Preamble
Party	Preamble
Privileged Information	Section 7.14(a)
Privileges	Section 7.14(a)
Purchaser	Recitals
Qualifying Shared Intellectual Property	Section 7.19
Section 1031 Exchange	Section 7.8(e)(ii)
Straddle Period	Section 7.8(a)
Third Party Claim	Section 10.5(a)
To-Be-Delivered KO Material Contracts	Section 7.21(a)
To-Be-Delivered Monster Material Contracts	Section 7.22(a)
Transaction Agreement	Recitals
Unaudited KO Energy Financial Statements	Section 7.4

Section 1.3                                    Construction.  Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.  Any words (including capitalized terms defined herein) in the singular will be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender will be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  All references herein to “$” or dollars will refer to United States dollars, unless otherwise specified.  All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP.

ARTICLE II

ACQUISITION OF ASSETS

Section 2.1                                    Acquisition of KO Energy Assets; Excluded KO Assets.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, subject to Section 2.5, Section 7.8(e), Section 7.17, Section 7.18, Section 7.19 and Section 7.21, KO shall and shall cause the applicable KO Companies to, assign, transfer, convey and deliver to NewCo, and NewCo shall acquire and accept from each applicable KO Company, free and clear of Encumbrances, other than Permitted Encumbrances, all of such KO Company’s right, title and interest in and to the KO Energy Assets.

(b)                                 Notwithstanding anything contained herein to the contrary, it is hereby expressly acknowledged and agreed that, none of the KO Companies is selling, assigning, transferring, conveying or delivering to NewCo, and NewCo is not purchasing, acquiring or accepting from any KO Company, any right, title or interest in and to any of the Excluded KO Assets.

Section 2.2                                    Acquisition of Monster Non-Energy Assets; Excluded Monster Assets.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, subject to Section 2.5, Section 7.17, Section 7.18, Section 7.19 and Section 7.22,

Monster shall and shall cause the applicable Monster Companies to, assign, transfer, convey and deliver to KO or one or more of its designated Subsidiaries (collectively, the “KO Purchasers”), and KO shall cause each of the applicable KO Purchasers to acquire and accept from each applicable Monster Company, free and clear of Encumbrances, other than Permitted Encumbrances, all of such Monster Company’s right, title and interest in and to the Monster Non-Energy Assets.

(b)                                 Notwithstanding anything contained herein to the contrary, it is hereby expressly acknowledged and agreed that, none of the Monster Companies is selling, assigning, transferring, conveying or delivering to any KO Purchaser, and none of the KO Purchasers is purchasing, acquiring or accepting from any Monster Company, any right, title or interest in and to any of the Excluded Monster Assets.

Section 2.3                                    Assumed and Retained KO Liabilities.

(a)                                 Upon the terms and subject to the conditions set forth herein, as of the Closing, NewCo shall accept, assume and agree to pay, perform or otherwise discharge the Assumed KO Energy Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, pursuant to one or more Assumption Agreements, substantially in the form attached hereto as Exhibit A delivered by NewCo to KO at or prior to the Closing (collectively, the “Monster Assumption Agreements”).

(b)                                 Notwithstanding anything contained herein to the contrary, the applicable KO Companies shall retain and be responsible for the Retained KO Liabilities.

Section 2.4                                    Assumed and Retained Monster Liabilities.

(a)                                 Upon the terms and subject to the conditions set forth herein, as of the Closing, KO shall, or shall cause one or more KO Purchasers to, accept, assume and agree to pay, perform or otherwise discharge the Assumed Monster Non-Energy Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, pursuant to one or more assumption agreements, substantially in the form attached hereto as Exhibit A delivered by the applicable KO Purchasers to Monster at or prior to the Closing (collectively, the “KO Assumption Agreements”).

(b)                                 Notwithstanding anything contained herein to the contrary, the applicable Monster Companies shall retain and be responsible for the Retained Monster Liabilities.

Section 2.5                                    Non-Assignable Assets.

(a)                                 Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any KO Energy Assets or Monster Non-Energy Assets or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of Governmental Authorities but excluding consents and approvals from the Parties hereto and any of their Affiliates) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (respectively, “Non-assignable KO Assets” and

“Non-assignable Monster Assets” and collectively, the “Non-assignable Assets”) unless and until such consent, approval or amendment is no longer required or has been obtained; provided, however, for Tax purposes, to the extent not inconsistent with the terms thereof, the Parties shall treat (i) NewCo as the owner of such Non-assignable KO Assets and (ii) the applicable KO Purchasers as the owner of such Non-assignable Monster Assets.  The Parties shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such consent, approval or amendment, including after the Closing Date; provided that neither the Parties nor any of their Affiliates shall be required to commence any litigation or offer, pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party, other than incidental costs that are de minimis in amount.  Upon obtaining the applicable consents, approvals or amendments required to effect the transfer and assignment thereof, (x) such Non-assignable KO Assets shall be transferred and assigned to NewCo and (y) such Non-assignable Monster Assets shall be transferred and assigned to the applicable KO Purchasers, in each case without additional consideration therefor.

(b)                                 In the event and to the extent that either Party is unable to obtain any required consent, approval or amendment required to transfer, license, sublicense, lease, sublease, convey or assign any Non-assignable Asset to the other Party (or any of the applicable designated Subsidiaries), such Party shall, and shall cause its applicable Subsidiaries to (i) continue to hold, and to the extent required by the terms applicable to such Asset, operate such Asset, in the case of personal property and be bound thereby in the case of Contracts and (ii) cooperate in establishing any reasonable and lawful arrangement designed to provide to the other Party or its Subsidiaries the same benefits (or the equivalent thereof) and Liabilities arising under such Asset, including accepting such reasonable direction as the other Party shall request; provided that, neither the Parties nor any of their Affiliates shall be required to commence any litigation or offer, pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party, other than incidental costs that are de minimis in amount.

(c)                                  Notwithstanding anything else set forth in this Section 2.5, neither of the Parties nor any of their Subsidiaries shall be required to take any action that would reasonably be expected to (i) result in a violation of any obligation which such Party or such Subsidiary has to any Third Party or (ii) otherwise violate applicable Law.

(d)                                 The Parties acknowledge that certain consents or approvals to the transactions contemplated by this Agreement may be required from certain Third Parties, and that such consents or approvals have not been and may not be obtained.  Provided that the other Party is in compliance with the provisions of subsections (a) and (b) above and its obligations under Section 7.5, each Party agrees that, except to the extent set forth in Section 9.2, the other Party and its Affiliates shall not have any liability whatsoever solely arising out of the failure of such Party to obtain any consents or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Non-assignable Assets, including any right, as a result thereof.  Each Party further agrees that no representation, warranty or covenant of the other Party contained herein shall be breached or deemed breached, and, except to the extent set forth in Article VIII, no condition to such other Party’s obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied solely as a result of the failure to obtain any such consent or approval or solely as a result of any such default, acceleration or termination.

ARTICLE III

PURCHASE PRICE

Section 3.1                                    Purchase Price.  The aggregate consideration payable by Monster to KO for the KO Energy Assets and the Assumed KO Energy Liabilities, and by KO to Monster for the Monster Non-Energy Assets and the Assumed Monster Non-Energy Liabilities, is as set forth in Section 5.2 of the Transaction Agreement.  The Parties shall allocate the total consideration in accordance with Section 5.3 of the Transaction Agreement.

ARTICLE IV

CLOSING

Section 4.1                                    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, commencing at 10:00 a.m., local time, as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Article VIII has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as KO and Monster may agree in writing.  Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (New York time) on the Closing Date.

Section 4.2                                    Deliveries at the Closing.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, NewCo and Monster will deliver or cause to be delivered to KO or the applicable KO Purchasers, the following:

(i)                                     the certificate of Monster pursuant to Section 8.2(c) hereof;

(ii)                                  the Ancillary Agreements, duly executed by Monster, NewCo or their Subsidiaries (to the extent each is a party thereto);

(iii)                               a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, duly executed by each of the Monster Companies; and

(iv)                              such other instruments or documents as KO may reasonably request to evidence its purchase of the Monster Non-Energy Assets hereunder.

(b)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, KO will deliver or cause to be delivered to NewCo or Monster, the following:

(i)                                     the certificate of KO pursuant to Section 8.3(c) hereof;

(ii)                                  the Ancillary Agreements, duly executed by KO or its Subsidiaries (to the extent each is a party thereto);

(iii)                               a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, duly executed by each of the KO Companies; and

(iv)                              such other instruments or documents as Monster may reasonably request to evidence its purchase of the KO Energy Assets hereunder.

Each document of transfer or assumption referred to in this Article IV (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement shall be in customary form (including with respect to the country to which it pertains) and shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

Section 4.3                                    Transition Planning.  From and after the date hereof until the Closing, KO and Monster will cooperate in good faith on transition planning, including forming transition teams that are each sufficiently staffed. The transition teams shall meet, either in person or teleconference, and shall work to jointly develop a mutually acceptable plan to (a) transfer the KO Energy Assets and the Monster Non-Energy Assets, and assign the Assumed KO Energy Liabilities and the Assumed Monster Non-Energy Liabilities, as applicable, (b) retain (and not to transfer or assign, directly or indirectly, to Monster or its Affiliates or KO of its Affiliates, as applicable) the Excluded KO Assets and Retained KO Liabilities and the Excluded Monster Assets and Retained Monster Liabilities, respectively, and (c) provide services pursuant to the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF KO

KO represents and warrants to Monster and NewCo that, as of the date of this Agreement and as of the Closing, except as disclosed in KO Disclosure Schedule (it being understood that (a) the disclosure of any fact or item in any Section of the KO Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section to the extent that its relevance is reasonably apparent on its face and (b) the disclosure of any matter or item in the KO Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “KO Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to be material or have a KO Material Adverse Effect):

Section 5.1                                    Organization; Authority.  Each KO Company is (a) an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and Assets and to carry on its business as currently conducted, and (b) duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have a KO Material Adverse Effect; provided that the foregoing representations as they relate to KO and its applicable Subsidiaries are solely with respect to the KO Energy Business and the KO Energy Assets.

Section 5.2                                    Authorization; Enforcement.  KO has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  Each KO Company has all the requisite corporate or other power, as the case may be, and authority to enter into the Ancillary Agreements to which it is a party and the other agreements, documents and instruments to be executed by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby and otherwise to carry out its obligations thereunder.  The execution and delivery of this Agreement by KO and the consummation by it of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by the KO Company to which it is a party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Person.  This Agreement has been (or upon delivery will have been) (and on the Closing Date, each Ancillary Agreement will be) duly executed by each KO Company to the extent it is a party thereto and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of such KO Company, enforceable against each such KO Company, in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

Section 5.3                                    No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by KO Companies (to the extent a party thereto) and the consummation by each such Person of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the Organizational Documents of any such Person, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or Assets of any such Person pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which any such Person is a party or by which any property or Asset of any such Person is bound or affected or (c) subject to obtaining the consents or approvals set forth in Section 5.4, conflict with or result in a violation of any permit, license, Law or other restriction of any Governmental Authority to which any such Person is subject (including federal and state securities Laws and regulations), or by which any property or Asset of any such Person is bound or affected, except in each of the foregoing clauses (b) through (c), for matters that would not, individually or in the aggregate, reasonably be expected to be material to the KO Energy Business.

Section 5.4                                    Filings, Consents and Approvals.  Neither KO nor any of its Subsidiaries which will be a party to any Ancillary Agreement is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by each such Person of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereunder or thereunder, other than (a) the Required Antitrust Approvals and (b) approvals otherwise described in Section 5.4 of the KO Disclosure Schedule.

Section 5.5                                    Financial Statements.

(a)                                 Each of the volume, net revenue and contribution margin of the KO Energy Business for the 12-month period ended December 31, 2013 was not less than the corresponding amount set forth on Section 5.5(a) of the KO Disclosure Schedule (collectively, the “KO Energy Financial Data”).  The KO Energy Business has not operated historically as a separate “stand alone” entity or reporting segment within KO, and therefore certain allocations were required in preparing the KO Energy Financial Data.

(b)                                 When delivered pursuant to Section 7.4, the Audited KO Energy Financial Statements will be derived from the books and records of KO in accordance with GAAP and will fairly present in all material respects the financial position and results of operations of the KO Energy Business taken as a whole as of the dates and for the periods presented.

Section 5.6                                    Undisclosed Liabilities.  Except (a) for Liabilities permitted by or incurred pursuant to this Agreement, (b)  for Liabilities incurred in the ordinary course of business consistent with past practice, (c) for Liabilities set forth on Section 5.6 of the KO Disclosure Schedule, or (d) for Retained KO Liabilities, the KO Energy Business is not subject to any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet of the KO Energy Business under GAAP, other than Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a KO Material Adverse Effect.  Notwithstanding the foregoing, the representations and warranties contained in this Section 5.6 do not apply to any matter the subject matter of which is specifically covered by Section 5.8 and Section 5.10.

Section 5.7                                    Absence of Changes.

(a)                                 Except as expressly contemplated by this Agreement, since December 31, 2013, there has been no event, occurrence or development that has had or would reasonably be expected to have a KO Material Adverse Effect.

(b)                                 Except as set forth in Section 5.7(b) of the KO Disclosure Schedule, since June 30, 2014, (i) the KO Energy Business has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) no KO Company has taken any of the actions described in Section 7.2 with respect to the KO Energy Business that, if taken after the date of this Agreement, would have resulted in a breach thereof (assuming for this purpose that Section 7.2 was applicable at such time).

Section 5.8                                    Compliance with Law; Permits.

(a)                                 Except for matters that, individually or in the aggregate, (i) have not had and would not reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole, or (ii) have not resulted and would not reasonably be expected to result in criminal liability with respect to KO, any of its Subsidiaries or any of its or their directors or officers, (A) the KO Companies are, and since December 31, 2012 have been, in compliance with all Laws and permits applicable to the KO Energy Business, (B) the KO Companies hold all permits necessary for the lawful conduct of the KO Energy Business, as conducted as of the date of this Agreement, and (C) since December 31, 2012, no Action, demand, inquiry or investigation has occurred or been pending or threatened in writing alleging that any KO Company is not in compliance with any Law or permit applicable to the KO Energy Business.  Notwithstanding anything contained in this Section 5.8, no representation or warranty shall be deemed to be made in this Section 5.8 in respect of the matters referenced in Section 5.10.

(b)                                 Since December 31, 2012, (i) the KO Companies and, to KO’s knowledge, their Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) none of the KO Companies or their respective Affiliates, directors, officers or employees, nor, to KO’s knowledge, any of its or their agents or other representatives acting on their behalf, have, directly or indirectly through another Person, in any such case, taken action in violation of the Fraud and Bribery Laws.

(c)                                  Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole, all products being manufactured, distributed or developed by or for the benefit of the KO Energy Business that are subject to the jurisdiction of the FDA, USDA, FTC or any comparable state or foreign Governmental Authority have been formulated and are being processed, labeled, stored, tested, transported, distributed, marketed, advertised and promoted, and, to KO’s knowledge, manufactured and packed, in compliance with all applicable requirements under the FDCA and other Law (including any law  implemented by the FDA, USDA or FTC, or any counterpart regulatory authorities in individual states or any other country).  To KO’s knowledge, such products are neither adulterated nor misbranded within the meaning of the FDCA, nor are they products that may not, under Section 404, 505 or 512 of the FDCA, be introduced into United

States commerce.  To KO’s knowledge, such products have not been the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement Action, or criminal Action issued, initiated or threatened in writing by the FDA, USDA, FTC or any comparable state or foreign Governmental Authority since December 31, 2012.

(d)                                 Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole, since December 31, 2012, none of the KO Companies has voluntarily or involuntarily initiated, or caused to be initiated, any recall, market withdrawal, safety alert or similar notice in respect of any KO Energy Business product, and there are no outstanding or unresolved Reportable Food Registry, Adverse Event or similar notices reports that would be reasonably likely to lead to a recall, market withdrawal or safely alert.

Section 5.9                                    Litigation.  Other than set forth in Section 5.9(a) of the KO Disclosure Schedule, there is not, and since December 31, 2012 there has not been, any (i) judgment, order or decree outstanding against or affecting or (ii) Action pending or, to KO’s knowledge, threatened in writing against or affecting, in either case, KO or any of its Subsidiaries or any of their respective properties, assets, officers or directors relating to the KO Energy Business before or by any Governmental Authority, other than those that would not (A) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents in any material respect or (B) in the case of judgments, orders, decrees or Actions as of the date hereof, if there were an unfavorable decision, reasonably be expected to either result in monetary damages in excess of $2.0 million or (C) reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole.  Correct and complete copies of any material written correspondence with any Governmental Authority related to any such Actions by such Governmental Authority have been made available to Monster; provided, however, that, for purposes of this Section 5.9, “material written correspondence” will not include any underlying or supporting documents or other materials produced by the KO Companies in connection with such correspondence.

Section 5.10                             Taxes.  Except as set forth in Section 5.10 of the KO Disclosure Schedule:

(a)                                 All material Tax Returns required to have been filed by, or with respect to, the KO Energy Assets have been filed on a timely basis and all material Taxes required to be paid with respect to the KO Energy Assets have been paid.  All such Tax Returns were correct and complete in all material respects.

(b)                                 All deficiencies in Tax asserted, or assessments made as a result of any examinations by any Taxing Authority, with respect to the KO Energy Assets have been fully paid and there are no material liens for Taxes with respect to the KO Energy Assets except for statutory liens for Taxes not yet due.

(c)                                  None of the KO Companies have been notified in writing of any audits or legal proceedings relating to a Tax that have been commenced with respect to the KO Energy Assets and that are pending as of the date hereof.

Section 5.11                             Intellectual Property.

(a)                                 Section 5.11(a)(i) of the KO Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all U.S. and foreign applications and registrations (including issued patents) for any KO Intellectual Property.  The applicable KO Company is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting and, to KO’s knowledge, valid.  To KO’s knowledge, Section 5.11(a)(ii) of the KO Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign applications and registrations (including issued patents) owned by any of the KO Companies and constituting KO Shared Intellectual Property.

(b)                                 The applicable KO Companies own all KO Intellectual Property free and clear of Encumbrances and license rights granted to licensees for any of the KO Intellectual Property, other than Permitted Encumbrances, and no employee, independent contractor or agent of the KO Companies owns any KO Intellectual Property.

(c)                                  Since December 31, 2012, (i) none of the KO Companies have infringed, diluted, misappropriated or otherwise violated any Person’s Intellectual Property, and there is, and since December 31, 2012, there has been, no such claim pending or threatened in writing (including invitations in writing to obtain a license) against any KO Company alleging any such infringement, dilution, misappropriation or other violation, in each case with respect to the KO Energy Business and (ii) there has been no claim pending or threatened in writing challenging the ownership, validity, enforceability or use of any KO Intellectual Property or the applicable KO Company’s right to register, any application or registration for KO Intellectual Property (other than office actions in the ordinary course of prosecuting applications and registrations for Intellectual Property).

(d)                                 To KO’s knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any KO Intellectual Property, and no such claims are pending or threatened in writing against any Person by any KO Company.

(e)                                  The KO Intellectual Property is not subject to any orders, writs, injunctions or decrees, or judicial or arbitral rulings, other than such orders, writs, injunctions or decrees that, individually or in the aggregate, have not and would not reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole.

(f)                                   Except as would not reasonably be expected to be material to the KO Energy Business, taken as a whole, the KO Companies have taken commercially reasonable measures to maintain the confidentiality of all Trade Secrets used or held for use in connection with the operation of the KO Energy Business, including the recipes and formulae for beverage products.  No material Trade Secrets used or held for use in connection with the operating of the KO Energy Business have been disclosed by any of the KO Companies to any Person except pursuant to valid and appropriate non-disclosure or confidentiality obligations that, to KO’s knowledge, have not been breached by such Persons.

(g)                                  The KO Companies have, in connection with the KO Energy Business, (i) complied in all material respects with their published privacy policies, related contractual obligations with customers of the KO Energy Business and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to any of the KO Companies) and (ii) taken commercially reasonable measures to ensure that personally identifiable information collected, stored or used in connection with the KO Energy Business is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  Except as would not reasonably be expected to be material to the KO Energy Business, taken as a whole, no Person (including any Governmental Authority) has made any claim in writing or commenced any proceeding against the KO Companies with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the KO Companies or any of their employees or contractors in connection with the KO Energy Business and, to KO’s knowledge, there is no reasonable basis for any such claim or proceeding.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement comply in all material respects with the KO Companies’ applicable privacy policies and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).

Section 5.12                             Contracts.  Section 5.12 of the KO Disclosure Schedule sets forth a complete and accurate list of all KO Material Contracts as of the date hereof.  A true, correct and complete copy of each KO Material Contract has been, or will prior to Closing be, made available to Monster as of the date hereof.  Except as would not reasonably be expected to be material and adverse to the KO Energy Business, taken as a whole, (a) each KO Material Contract is a valid, binding and legally enforceable obligation of the applicable KO Company and, to KO’s knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) each such KO Material Contract is in full force and effect, and (c) none of the KO Companies is (with or without notice or lapse of time, or both) in material breach or default under any such KO Material Contract and, to KO’s knowledge, no other party to any such KO Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.  None of the KO Companies is party to any Contract that would, after giving effect to the transactions contemplated by this Agreement (other than the potential transactions contemplated by the Commercial Agreements), restrict in any material respect (including by way of exclusivity obligation) the ability of NewCo or its Affiliates to compete in any business or with any Person or in any geographical area.

Section 5.13                             Brokerage and Finders’ Fees.  No brokerage or finder’s fees or commissions are or will be payable by any KO Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.14                             Affiliate Transactions.  Except as set forth in Section 5.14 of the KO Disclosure Schedule, there are no Contracts pursuant to which any KO Company provides any goods or services to the KO Energy Business that are material to the KO Energy Business.

Section 5.15                             Title & Sufficiency of Assets.

(a)                                 Subject to Section 2.5, KO has, and upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Monster will have, good title to, or valid leasehold or license interests in, as the case may be, all of the material KO Energy Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                 The KO Energy Assets, along with the rights and benefits contemplated to be provided under and subject to the Transaction Documents, include all of the Intellectual Property necessary to manufacture, market and sell the products of the KO Energy Business immediately following the Closing in substantially the same manner as such products are being manufactured, marketed and sold by the KO Companies as of the date of this Agreement.

Section 5.16                             Inventory.  All Inventory in existence as of the Closing Date that is a KO Energy Asset (i) has been or shall have been manufactured in all material respects in accordance with KO’s standard operating procedures for the manufacture of the KO Energy Business products as the same are in effect at the time of the manufacture thereof, and (ii) is not or shall not be damaged or unsaleable in any material respect.

Section 5.17                             Employees.  Prior to the date hereof, KO has provided to Monster, in each case as of the date hereof, (a) the name of each KO Company employee who devotes at least 51% of his or her business time to the KO Energy Business (each, a “KO Energy Employee”) as of the date of this Agreement, (b) the position of such KO Energy Employee, (c) the salary of such KO Energy Employee, and (d) any bonuses for which such KO Energy Employee is eligible (the “KO Energy Employee Schedule”).

Section 5.18                             No Other Representations or Warranties.  The representations and warranties set forth in this Article V are the only representations and warranties made by KO with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, the Transaction Agreement or the Commercial Agreements, neither KO or any of its Affiliates, nor any of their respective stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to Monster or NewCo or any other Person resulting from the sale of the KO Energy Assets to NewCo or the distribution to Monster, NewCo or their Representatives of, or Monster or NewCo’s use of, any information relating to KO or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to Monster or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Monster or NewCo or in any other form in expectation of the transactions contemplated by this Agreement.  KO acknowledges that except as set forth in Article VI, neither Monster, NewCo nor any director, officer, employee, agent or Representative of Monster or NewCo makes any representation or warranty, either express or implied, concerning the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither KO nor its Affiliates makes any express or implied representation or warranty with respect Excluded KO Assets or Retained KO Liabilities.  Nothing in this Section 5.18 will affect the representations and warranties in the Transaction Agreement or the Commercial Agreements.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MONSTER AND NEWCO

Monster and NewCo jointly represent and warrant to KO that, as of the date of this Agreement and as of the Closing, except as disclosed in the correspondingly numbered Section of the Monster Disclosure Schedule (it being understood that (a) the disclosure of any fact or item in any Section of the Monster Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section to the extent that its relevance is reasonably apparent on its face and (b) the disclosure of any matter or item in the Monster Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Monster Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to be material or have a Monster Material Adverse Effect):

Section 6.1                                    Organization; Authority.  Each of NewCo, Monster and other Monster Companies is (a) an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and Assets and to carry on its business as currently conducted, and (b) duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have a Monster Material Adverse Effect; provided that the foregoing representations as they relate to Monster and its applicable Subsidiaries are solely with respect to the Monster Non-Energy Business and the Monster Non-Energy Assets.

Section 6.2                                    Authorization; Enforcement.  Monster has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  Each Monster Company has all the requisite corporate or other power, as the case may be, and authority to enter into the Ancillary Agreements to which it is a party and the other agreements, documents and instruments to be executed by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby and otherwise to carry out its obligations thereunder.  The execution and delivery of this Agreement by Monster and the consummation by it of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by the Monster Company to which it is a party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each such Person.  This Agreement has been (or upon delivery will have been) (and on the Closing Date, each Ancillary Agreement will be) duly executed by each Monster Company to the extent it is a party thereto and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of such Monster Company, enforceable against each such

Monster Company, in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

Section 6.3                                    No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Monster or its Subsidiaries (to the extent a party thereto) and the consummation by each such Person of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of the Organizational Documents of any such Person, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or Assets of any such Person pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which any such Person is a party or by which any property or Asset of any such Person is bound or affected or (c) subject to obtaining the consents or approvals set forth in Section 6.4, conflict with or result in a violation of any permit, license, Law or other restriction of any Governmental Authority to which any such Person is subject (including federal and state securities Laws and regulations), or by which any property or Asset of any such Person is bound or affected, except in each of the foregoing clauses (b) through (c), for matters that would not, individually or in the aggregate, reasonably be expected to be material to the Monster Non-Energy Business.

Section 6.4                                    Filings, Consents and Approvals.  Neither Monster nor any of its Subsidiaries which will be a party to any Ancillary Agreement is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by each such Person of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereunder or thereunder, other than (a) the Required Antitrust Approvals and (b) approvals otherwise described in Section 6.4 of the Monster Disclosure Schedule.

Section 6.5                                    Financial Statements.  Each of the volume, net revenue and contribution margin of the Monster Non-Energy Business for the 12-month period ended December 31, 2013 was not less than the corresponding amount set forth on Section 6.5 of the Monster Disclosure Schedule (collectively, the “Monster Non-Energy Financial Data”).  The Monster Non-Energy Business has not operated historically as a separate “stand alone” entity or reporting segment within Monster, and therefore certain allocations were required in preparing the Monster Non-Energy Financial Data.

Section 6.6                                    Undisclosed Liabilities.  Except (a) for Liabilities permitted by or incurred pursuant to this Agreement, (b) for Liabilities incurred in the ordinary course of business consistent with past practice, (c) for Liabilities set forth on Section 6.6 of the Monster Disclosure Schedule, or (d) for Retained Monster Liabilities, the Monster Non-Energy Business is not subject to any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet of the Monster Non-Energy Business under GAAP, other than Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Monster Material Adverse Effect.  Notwithstanding the foregoing, the representations and warranties contained in this Section 6.6 do not apply to any matter the subject matter of which is specifically covered by Section 6.8 and Section 6.10.

Section 6.7                                    Absence of Changes.

(a)                                 Except as expressly contemplated by this Agreement, since December 31, 2013, there has been no event, occurrence or development that has had or would reasonably be expected to have a Monster Material Adverse Effect.

(b)                                 Except as set forth in Section 6.7(b) of the Monster Disclosure Schedule, since June 30, 2014 (i) the Monster Non-Energy Business has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) no Monster Company has taken any of the actions described in Section 7.3 with respect to the Monster Non-Energy Business that, if taken after the date of this Agreement, would have resulted in a breach thereof (assuming for this purpose that Section 7.3 was applicable at such time).

Section 6.8                                    Compliance with Law; Permits.

(a)                                 Except for matters that, individually or in the aggregate, (i) have not had and would not reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole, or (ii) have not resulted and would not reasonably be expected to result in criminal liability with respect to Monster, any of its Subsidiaries or any of its or their directors or officers, (A) the Monster Companies are, and since December 31, 2012 have been, in compliance with all Laws and permits applicable to the Monster Non-Energy Business, (B) Monster Companies hold all permits necessary for the lawful conduct of the Monster Non-Energy Business, as conducted as of the date of this Agreement and (C) since December 31, 2012, no Action, demand, inquiry or investigation has occurred or been pending or threatened in writing alleging that any Monster Company is not in compliance with any Law or permit applicable to the Monster Non-Energy Business.  Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of the matters referenced in Section 6.10.

(b)                                 Since December 31, 2012, (i) the Monster Companies and, to Monster’s knowledge, their Affiliates, directors, officers and employees have complied with the Fraud and Bribery Laws, and (ii) none of the Monster Companies or their respective Affiliates, directors, officers or employees, nor, to Monster’s knowledge, any of its or their agents or other representatives acting on their behalf, have, directly or indirectly through another Person, in any such case, taken action in violation of the Fraud and Bribery Laws.

(c)                                  Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole, all products being manufactured, distributed or developed by or for the benefit of the Monster Non-Energy Business that are subject to the jurisdiction of the FDA, USDA, FTC or any comparable state or foreign Governmental Authority have been formulated and are being processed, labeled, stored, tested, transported, distributed, marketed, advertised and promoted, and, to Monster’s knowledge, manufactured and packed, in material compliance with all applicable requirements under the FDCA and other Law  (including any law  implemented by the FDA, USDA or FTC, or any counterpart regulatory authorities in individual states or any other country).  To Monster’s knowledge, such products are neither adulterated nor misbranded within the meaning of the FDCA, nor are they products that may not, under Section 404, 505 or 512 of the FDCA, be introduced into United States commerce.  To Monster’s knowledge, such products have not been the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement Action, or criminal Action issued, initiated or threatened in writing by the FDA, USDA, FTC or any comparable state or foreign Governmental Authority since December 31, 2012.

(d)                                 Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole, since December 31, 2012, none of the Monster Companies has voluntarily or involuntarily initiated, or caused to be initiated, any recall, market withdrawal, safety alert or similar notice relating to any Monster Non-Energy Business product, and there are no outstanding or unresolved Reportable Food Registry or Adverse Event or similar notices reports that would be reasonably likely to lead to a recall, market withdrawal or safely alert.

Section 6.9                                    Litigation.  Other than set forth in Section 6.9(a) of the Monster Disclosure Schedule, there is not, and since December 31, 2012 there has not been, any (i) judgment, order or decree outstanding against or affecting or (ii) Action pending or, to Monster’s knowledge, threatened in writing against or affecting, in either case, Monster or any of its Subsidiaries or any of their respective properties, assets, officers or directors relating to the Monster Non-Energy Business before or by any Governmental Authority, other than those that would not (A) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents in any material respect or (B) in the case of judgments, orders, decrees or Actions as of the date hereof, if there were an unfavorable decision, reasonably be expected to either result in monetary damages in excess of $500,000 or (C) reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole.  Correct and complete copies of any material written correspondence with any Governmental Authority related to any such Actions by such Governmental Authority have been made available to KO; provided, however, that, for purposes of this Section 6.9, “material written correspondence” will not include any underlying or supporting documents or other materials produced by the Monster Companies in connection with such correspondence.

Section 6.10                             Taxes.  Except as set forth in Section 6.10 of the Monster Disclosure Schedule:

(a)                                 All material Tax Returns required to have been filed by, or with respect to, the Monster Non-Energy Assets have been filed on a timely basis and all material Taxes required to be paid with respect to the Monster Non-Energy Assets have been paid.  All such Tax Returns were correct and complete in all material respects.

(b)                                 All deficiencies in Tax asserted, or assessments made as a result of any examinations by any Taxing Authority, with respect to the Monster Non-Energy Assets have been fully paid and there are no material liens for Taxes with respect to the Monster Non-Energy Assets except for statutory liens for Taxes not yet due.

(c)                                  None of the Monster Companies have been notified in writing of any audits or legal proceedings relating to a Tax that have been commenced with respect to the Monster Non-Energy Assets and that are pending as of the date hereof.

Section 6.11                             Intellectual Property.

(a)                                 Section 6.11(a)(i) of the Monster Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all U.S. and foreign applications and registrations (including issued patents) for any Monster Intellectual Property.  The applicable Monster Company is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting and, to Monster’s knowledge, valid.  To Monster’s knowledge, Section 6.11(a)(ii) of the Monster Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign applications and registrations (including issued patents) owned by any of the Monster Companies and constituting Monster Shared Intellectual Property.

(b)                                 The applicable Monster Companies own all Monster Intellectual Property free and clear of Encumbrances and license rights granted to licensees for any of the Monster Intellectual Property, other than Permitted Encumbrances, and no employee, independent contractor or agent of the Monster Companies owns any Monster Intellectual Property.

(c)                                  Since December 31, 2012, (i) none of the Monster Companies have infringed, diluted, misappropriated or otherwise violated any Person’s Intellectual Property, and there is, and since December 31, 2012, there has been, no such claim pending or threatened in writing (including invitations in writing to obtain a license) against any Monster Company alleging any such infringement, dilution, misappropriation or other violation, in each case with respect to the Monster Non-Energy Business and (ii) there has been no claim pending or threatened in writing challenging the ownership, validity, enforceability or use of any Monster Intellectual Property or the applicable Monster Company’s right to register, any application or registration for Monster Intellectual Property (other than office actions in the ordinary course of prosecuting applications and registrations for Intellectual Property).

(d)                                 To Monster’s knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any Monster Intellectual Property, and no such claims are pending or threatened in writing against any Person by any Monster Company.

(e)                                  The Monster Intellectual Property is not subject to any orders, writs, injunctions or decrees, or other judicial or arbitral rulings, other than such orders, writs, injunctions or decrees that, individually or in the aggregate, have not and would not reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole.

(f)                                   Except as would not reasonably be expected to be material to the Monster Non-Energy Business, taken as a whole, the Monster Companies have taken commercially reasonable measures to maintain the confidentiality of all Trade Secrets used or held for use in connection with the operation of the Monster Non-Energy Business, including the recipes and formulae for beverage products.  No material Trade Secrets have been disclosed by any of the Monster Companies to any Person except pursuant to non-disclosure or confidentiality obligations that, to Monster’s knowledge, have not been breached by such Persons.

(g)                                  The Monster Companies have (i) complied in all material respects with their published privacy policies, related contractual obligations with customers of the Monster Non-Energy Business and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to the Monster Companies) and (ii) taken commercially reasonable measures to ensure that personally identifiable information collected, stored or used in connection with the Monster Non-Energy Business is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  Except as would not reasonably be expected to be material to the Monster Non-Energy Business, taken as a whole, no Person (including any Governmental Authority) has made any claim in writing or commenced any proceeding against the Monster Companies with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Monster Companies or any of their employees or contractors and, to Monster’s knowledge, there is no reasonable basis for any such claim or proceeding.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement comply in all material respects with the Monster Companies’ applicable privacy policies and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).

Section 6.12                             Contracts.  Section 6.12 of the Monster Disclosure Schedule sets forth a complete and accurate list of all Monster Material Contracts as of the date hereof.   A true, correct and complete copy of each Monster Material Contract has been, or will prior to Closing be, made available to KO as of the date hereof.  Except as would not reasonably be expected to be material and adverse to the Monster Non-Energy Business, taken as a whole, (a) each Monster Material Contract is a valid, binding and legally enforceable obligation of the applicable Monster Company and, to Monster’s knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) each such Monster Material Contract is in full force and effect, and (c) none of the Monster Companies is (with or without notice or lapse of time, or both) in material breach or default under any such Monster Material Contract and, to Monster’s knowledge, no other party to any such Monster Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.  None of the Monster Companies is party to any Contract that would, after giving effect to the transactions contemplated by this Agreement (other than the potential transactions contemplated by the Commercial Agreements), restrict in any material respect (including by way of exclusivity obligation) the ability of KO or its Affiliates to compete in any business or with any Person or in any geographical area.

Section 6.13                             Brokerage and Finders’ Fees.  Other than Barclays Capital Inc., the fees of which will be paid by Monster in their entirety, no brokerage or finder’s fees or commissions are or will be payable by any Monster Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.14                             Affiliate Transactions.  Except as set forth in Section 6.14 of the Monster Disclosure Schedule, there are no Contracts pursuant to which any Monster Company provides any goods or services to the Monster Non-Energy Business that are material to the Monster Non-Energy Business.

Section 6.15                             Title & Sufficiency of Assets.

(a)                                 Subject to Section 2.5, Monster has, and upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, KO will have, good title to, or valid leasehold or license interests in, as the case may be, all of the material Monster Non-Energy Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                 The Monster Non-Energy Assets, along with the rights and benefits contemplated to be provided under and subject to the Transaction Documents, include all of the Intellectual Property necessary to manufacture, market and sell the products of the Monster Non-Energy Business immediately following the Closing in substantially the same manner as such products are being manufactured, marketed and sold by the Monster Companies as of the date of this Agreement.

Section 6.16                             Inventory.  All Inventory in existence as of the Closing Date that is a Monster Non-Energy Asset (i) has been or shall have been manufactured in all material respects in accordance with Monster’s standard operating procedures for the manufacture of the Monster Non-Energy Business products as the same are in effect at the time of the manufacture thereof and (ii) is not or shall not be damaged or unsaleable in any material respect.

Section 6.17                             Employees.  Prior to the date hereof, Monster has provided to KO, in each case as of the date hereof, (a) the name of each Monster Company employee who devotes at least 51% of his or her business time to the Monster Non-Energy Business (each, a “Monster Non-Energy Employee”) as of the date of this Agreement, (b) the position of such Monster Non-Energy Employee, (c) the salary of such Monster Non-Energy Employee, and (d) any bonuses for which such Monster Non-Energy Employee is eligible (the “Monster Non-Energy Employee Schedule”).

Section 6.18                             No Other Representations or Warranties.  The representations and warranties set forth in this Article VI are the only representations and warranties made by Monster and NewCo with respect to the matters relating to the transactions contemplated by this Agreement.  Except as specifically set forth in this Agreement, the Transaction Agreement or the Commercial Agreements, neither Monster or any of its Affiliates, nor any of their respective stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to KO or any other Person resulting from the sale of the Monster Non-Energy Assets to KO (or any of its designated Subsidiaries) or the distribution to KO or its Representatives of, or KO’s use of, any information relating to Monster or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to KO or its

Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of KO or in any other form in expectation of the transactions contemplated by this Agreement.  Monster and NewCo acknowledge that except as set forth in Article V, neither KO nor any director, officer, employee, agent or Representative of KO makes any representation or warranty, either express or implied, concerning the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither Monster nor its Affiliates makes any express or implied representation or warranty with respect Excluded Monster Assets or Retained Monster Liabilities.  Nothing in this Section 6.18 will affect the representations and warranties in the Transaction Agreement or the Commercial Agreements.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1                                    Information and Documents.

(a)                                 During the period from the date of this Agreement to the Closing Date, upon reasonable advance notice, each of KO and Monster shall, or shall cause its respective Subsidiaries to, permit the other Party and its authorized Representatives to have reasonable access, during regular normal business hours, to the Assets, employees, books and records relating to, in the case of KO, the KO Energy Business, and in the case of Monster, the Monster Non-Energy Business, and shall furnish, or cause to be furnished, to the other Party, such financial, tax and operating data and other available information with respect to the KO Energy Business or the Monster Non-Energy Business, as the other Party shall from time to time reasonably request; provided, however, such access shall only be upon reasonable notice, shall not unreasonably interfere with the personnel, operations or properties of such Party, shall be subject to confidentiality restrictions imposed by Law and shall be at the requesting Party’s sole expense.  Each of KO and Monster acknowledges and agrees that any contact or communication by either Party or its respective Representatives with officers, employees or agents of the other Party hereunder shall be arranged and supervised by designated Representatives of KO or Monster, as the case may be, unless KO or Monster, respectively, otherwise expressly consents in writing with respect to any specific contact.  Notwithstanding anything to the contrary set forth in this Agreement, neither KO nor Monster, nor any of its respective Representatives, shall be required to disclose to the other Party or its respective Representatives any information (i) relating to Income Taxes, (ii) relating to such Party or any of its Representatives’ evaluation and negotiation of this Agreement and the transactions contemplated hereby, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course, without being primarily prepared for the transactions contemplated hereby, (iii) if doing so could violate any Contract or Law to which such Party or any of its Affiliates is a party or is subject or which such Person believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including, without limitation, the attorney-client and work product privileges), (iv) if KO or any of its Subsidiaries, on the one hand, and Monster or NewCo or any of their Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (v) if such Party or any of its Subsidiaries reasonably determines in good faith that such information is competitively sensitive, in which case the parties will cooperate to provide access only through the use of “clean teams” or similar arrangements.  It is further agreed that neither Monster nor KO, nor any of their respective Representatives, shall contact any of the customers or suppliers of the other Party or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail, or other means of communication, without prior authorization by the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed.  No investigation conducted, however, will affect or be deemed to modify any representation or warranty made in this Agreement.  Notwithstanding any other provision of this Agreement, neither the delivery of any notice or information pursuant to this Agreement, nor any information known or available to any Party or inquiry conducted prior to or after the date of this Agreement, will limit or otherwise affect the remedies available to such Party.

(b)                                 All information received by KO or Monster and NewCo or their Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be held by each such Party and its respective Representatives as “Evaluation Material” as defined in, and pursuant to the terms of, the Confidentiality Agreements, subject to Section 8.2 of the Transaction Agreement.  Prior to the Closing, neither Party shall (and shall cause its respective Representatives not to) use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the transactions contemplated by this Agreement.

(c)                                  KO and Monster shall give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby and (ii) any Actions commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement and (iii) in the case of KO, any change that is reasonably expected to have, individually or in the aggregate, a KO Material Adverse Effect and, in the case of Monster, any change that is reasonably expected to have, individually or in the aggregate, a Monster Material Adverse Effect.

Section 7.2                                    KO Conduct of Business.  During the period from the date of this Agreement to the Closing Date, except (a) as set forth in Section 7.2 of the KO Disclosure Schedule, (b) as required or expressly permitted by the Transaction Documents, or (c) as Monster shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), KO agrees that it will, and will cause each of its applicable Subsidiaries to (in each case solely as relating to the KO Energy Business), use commercially reasonable efforts to, (i) conduct the KO Energy Business in all material respects in the ordinary course consistent with past practice, (ii) preserve intact the KO Energy Business in all material respects, and (iii) preserve intact, in all material respects, the ordinary and customary relationships with the KO Distributors, to the extent relating to the KO Energy Business (except changes made by KO in respect of the KO Excluded Business), and with customers, suppliers, licensors, licensees and other Third Parties having business relationships with the KO Energy Business.  During the period from the date of this Agreement to the Closing Date, except (A) as set forth in Section 7.2 of the KO Disclosure Schedule, (B) as required or expressly permitted by the Transaction Documents, (C) as Monster shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters in Sections 7.2(a)-(f) and, to the extent related to any of the foregoing, Section 7.2(l)), (D) as required by Law or the terms of any existing Contract, and (E) as may relate to the Excluded KO Assets or the Retained KO Liabilities, KO covenants and agrees that it shall cause its Subsidiaries, in each case solely as relating to the KO Energy Business, not to take any of the following actions:

(a)                                 acquire or dispose of, in any manner including any business combination, any business or substantially all of the Assets of any business or Person that are material, individually or in the aggregate, to the KO Energy Business taken as a whole;

(b)                                 other than the sales of products or services in the ordinary course of business consistent with past practice, sell or otherwise dispose of, or incur, create or assume any Encumbrance, other than Permitted Encumbrances, with respect to any KO Energy Assets;

(c)                                  except non-exclusive or non-material exclusive licenses in the ordinary course of business consistent with past practice, grant, agree to grant to any Person, any rights to any KO Intellectual Property;

(d)                                 except in the ordinary course of business consistent with past practice, dispose of or permit to lapse any KO Permits;

(e)                                  except in the ordinary course of business consistent with past practice, modify, amend, terminate or grant any material waiver under any KO Material Contract;

(f)                                   incur, authorize or commit to any capital expenditures or any obligations or Liabilities in connection with any capital expenditures other than capital expenditures and obligations or Liabilities in connection therewith incurred, authorized or committed to not in excess of $10 million in the aggregate;

(g)                                  change any financial accounting method used by it relating to the KO Energy Business, unless required by GAAP, Law or recommended by independent auditors or consistent with changes made by KO in respect of its other businesses;

(h)                                 enter into any Contract with respect to the KO Energy Business that purports to limit, curtail or restrict, the kinds of business that the KO Energy Business may conduct, or the Persons with whom the KO Energy Business can compete;

(i)                                     except in the ordinary course of business, cancel or compromise any litigation or claim or waive or release any right of any KO Company with respect to the KO Energy Business, in each case if such action would reasonably be expected to be material to the KO Energy Business;

(j)                                    introduce any material change with respect to the operation of the KO Energy Business outside of the ordinary course of business, including any material change in the types, nature, composition or quality of products or services, or any change in product specifications, except, in each case, for changes made by KO or its Subsidiaries which primarily relate to businesses other than the KO Energy Business;

(k)                                 abandon, cancel, let lapse, fail to continue to prosecute, protect or defend or otherwise dispose of any material KO Intellectual Property; or

(l)                                     agree to take any of the foregoing actions.

Nothing contained in this Agreement will give Monster, directly or indirectly, rights to control or direct the KO Energy Business’ operations.

Section 7.3                                    Monster and NewCo Conduct of Business.  During the period from the date of this Agreement to the Closing Date, except (a) as set forth in Section 7.3 of the Monster Disclosure Schedule, (b) as required or expressly permitted by the Transaction Documents or (c) as KO shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of Monster and NewCo agrees that it will, and will cause each of its applicable Subsidiaries to (in each case solely as relating to the Monster Non-Energy Business), use commercially reasonable efforts to, (i) conduct the Monster Non-Energy Business in all material respects in the ordinary course consistent with past practice, (ii) preserve intact the Monster Non-Energy Business in all material respects, and (iii) preserve intact, in all material respects, the ordinary and customary relationships with customers, suppliers, licensors, licensees and other Third Parties having business relationships with the Monster Non-Energy Business.  During the period from the date of this Agreement to the Closing Date, except (A) as set forth in Section 7.3 of the Monster Disclosure Schedule, (B) as required or expressly permitted by the Transaction Documents, (C) as Monster or NewCo shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters in Sections 7.3(a)-(f) and, to the extent related to any of the foregoing, Section 7.3(l)), (D) as required by Law or the terms of any existing Contract, and (E) as may relate to the Excluded Monster Assets or the Retained Monster Liabilities, each of Monster and NewCo covenants and agrees that it cause itself and its Subsidiaries, in each case solely as relating to the Monster Non-Energy Business, not to take any of the following actions:

(a)                                 acquire or dispose of, in any manner including any business combination, any business or substantially all of the Assets of any business or Person that are material, individually or in the aggregate, to the Monster Non-Energy Business taken as a whole;

(b)                                 other than the sales of products or services in the ordinary course of business consistent with past practice, sell or otherwise dispose of, or incur, create or assume any Encumbrance, other than Permitted Encumbrances, with respect to any Monster Non-Energy Assets;

(c)                                  except non-exclusive or non-material exclusive licenses in the ordinary course of the business consistent with past practice, grant, agree to grant to any Person, any rights to any Monster Intellectual Property;

(d)                                 except in the ordinary course of the business consistent with past practice, dispose of or permit to lapse any Monster Permits;

(e)                                  except in the ordinary course of the business consistent with past practice, modify, amend, terminate or grant any material waiver under any Monster Material Contract;

(f)                                   incur, authorize or commit to any capital expenditures or any obligations or Liabilities in connection with any capital expenditures other than capital expenditures and obligations or Liabilities in connection therewith incurred, authorized or committed to not in excess of $5 million in the aggregate;

(g)                                  change any financial accounting method used by it relating to the Monster Non-Energy Business, unless required by GAAP, Law or recommended by independent auditors or consistent with changes made by Monster in respect of its other businesses;

(h)                                 enter into any Contract with respect to the Monster Non-Energy Business that purports to limit, curtail or restrict the kinds of business that the Monster Non-Energy Business may conduct, or the Persons with whom the Monster Non-Energy Business can compete;

(i)                                     except in the ordinary course of business, cancel or compromise any litigation or claim or waive or release any right of any Monster Company with respect to the Monster Non-Energy Business, in each case if such action would reasonably be expected to be material to the Monster Non-Energy Business;

(j)                                    introduce any material change with respect to the operation of the Monster Non-Energy Business outside of the ordinary course of business, including any material change in the types, nature, composition or quality of products or services, or, any change in product specifications, except, in each case, for changes made by Monster or its Subsidiaries which primarily relate to businesses other than the Monster Non-Energy Business;

(k)                                 abandon, cancel, let lapse, fail to continue to prosecute, protect or defend or otherwise dispose of any material Monster Intellectual Property; or

(l)                                     agree to take any of the foregoing actions.

Nothing herein will give KO, directly or indirectly, rights to control the Monster Non-Energy Business’ operations.

Section 7.4                                    Financial Information.  At KO’s sole cost and expense, KO shall use its commercially reasonable efforts to (a)  deliver to Monster by the four-month anniversary of the date hereof (or as promptly as reasonably practicable thereafter) audited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the KO Energy Business on a historical basis (together with a report of KO’s independent accountants thereon) as of and for the years ending December 31, 2013, 2012 and 2011 (such audited combined financial statements, the “Audited KO Energy Financial Statements”), (b) deliver to Monster as promptly as reasonably practicable thereafter unaudited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the KO Energy Business on a historical basis as of and for the three- and six- months periods ended June 30, 2014 and 2013 (the “Unaudited KO Energy Financial Statements”) and (c) deliver to Monster as promptly as reasonably practicable after Monster’s request such other audited and interim financial statements for subsequent year-end and interim periods, in each case prepared on a basis that is substantially consistent with the Audited KO Financial Statements or the Unaudited KO Energy Financial Statements, as applicable, as would be required to be presented pursuant to the rules and regulations of the SEC for a registration statement filed with the SEC by NewCo or Monster that is declared effective by the SEC prior to the Closing Date.  KO’s obligations under this Section 7.4 shall terminate at the Closing.  Nothing in this Section 7.4 shall limit or affect the rights or obligations of either Party under the Transaction Agreement.

Section 7.5                                    Consents and Filings.

(a)                                 The Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or to the extent requested by a Party, any Person and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)                                 As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, Monster and the Purchaser will each file a Notification and Report Form and related material with the FTC and the Antitrust Division of the Department of Justice under the HSR Act.  As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, Monster and the Purchaser will effect all other necessary notifications, or registrations to obtain the other Required Antitrust Approvals.  The Parties will each use its respective reasonable best efforts, and will cooperate with each other, to obtain the Required Antitrust Approvals, to respond to any requests of Governmental Authority for information under any Regulatory Law and to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Regulatory Law.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, none of Monster, the Purchaser or any of their respective Affiliates will be obligated in connection with the transactions contemplated by this Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its Subsidiaries’ businesses, or to commence, pursue or defend any litigation, and Monster and the Purchaser shall not accept or agree to any such agreement, consent decree, commitment or restrictions without the other’s prior written consent.

(c)                                  In furtherance of the foregoing, the Parties to this Agreement will cooperate with each other in connection with the making of all such filings and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (ii) keep the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental

Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (iii) consult with the other Party prior to taking a position, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of either Party in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated by this Agreement or given in connection with any proceeding by a private party, and (iv) consult with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Authority).  Notwithstanding the foregoing, Monster and the Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.5(c) as “Counsel Only Material.” Such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (Monster or the Purchaser, as the case may be) or its legal counsel.  Each of Monster and the Purchaser will cause its respective outside counsels to comply with this Section 7.5(c).  Notwithstanding anything to the contrary in this Section 7.5(c) materials provided to the other Party or its counsel may be redacted to remove references concerning the valuation of either Party, privileged communications and competitively sensitive information.

(d)                                 In the event that any Non-Material Antitrust Approval is not obtained on or prior to the Closing Date, or there exists any Regulatory Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement except with respect of the Required Antitrust Approvals, then KO and Monster shall effect the Closing, subject to the terms of this Agreement (including, but not limited to, Article VIII), with respect to all KO Energy Assets, Monster Non-Energy Assets, Assumed KO Energy Liabilities and Assumed Monster Non-Energy Liabilities outside of the jurisdiction of the Governmental Authority for any such Non-Material Antitrust Approval or such Regulatory Law; provided, however, that the obligations of the Parties hereto set forth in this Section 7.5 shall continue with respect to any such compliance with Law, approval or action until such Non-Material Antitrust Approval is obtained or consummation of the transactions contemplated by this Agreement in such jurisdiction complies with applicable Law, as the case may be, and upon the occurrence thereof, the Parties hereto shall effect the transfer and assumption (as the case may be) of the affected KO Energy Assets, Monster Non-Energy Assets, Assumed KO Energy Liabilities and Assumed Monster Non-Energy Liabilities in accordance with this Agreement without the payment of any additional consideration therefor.  Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date.  Furthermore, as of the Closing Date, the Parties shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide (i) NewCo, with the net economic benefit or loss of the affected KO Energy Assets and Assumed KO Energy Liabilities and (ii) KO, with the net economic benefit or loss of the affected Monster Non-Energy Assets and Assumed Monster Non-Energy Liabilities, in each case, from and after the Closing Date and continuing until any such approval or action is obtained or taken.

Section 7.6                                    Retransfer of Assets and Liabilities.

(a)                                 If the Parties jointly determine, within 12 months after the Closing Date, that (i) any Asset transferred by the applicable Monster Companies at the Closing to the applicable KO Purchasers pursuant to Section 2.2 is not a Monster Non-Energy Asset, then the applicable KO Purchasers shall transfer, assign and convey, or shall cause any such Asset to be transferred, assigned and conveyed, to the applicable Monster Companies or other designees designated by Monster without the payment of any additional consideration therefor and (ii) any Liability transferred by the applicable Monster Companies at the Closing to the applicable KO Purchasers pursuant to Section 2.4 is not an Assumed Monster Non-Energy Liability, such Liability shall be promptly assumed by the applicable Monster Companies or other designees designated by Monster (and Monster shall cause the applicable Monster Companies to assume such Liability) without the payment of any additional consideration therefor, pursuant to an instrument of assumption.

(b)                                 If the Parties jointly determine, within 12 months after the Closing Date, that (i) any Asset transferred by the applicable KO Companies at the Closing to NewCo pursuant to Section 2.1 is not a KO Energy Asset, then NewCo shall transfer, assign and convey, or shall cause any such Asset to be transferred, assigned and conveyed, to the applicable KO Companies or other designees designated by KO without the payment of any additional consideration therefor and (ii) any Liability transferred by the applicable KO Companies at the Closing to NewCo pursuant to Section 2.3 is not an Assumed KO Energy Liability, such Liability shall be promptly assumed by the applicable KO Companies or other designees designated by KO (and KO shall cause the applicable KO Companies to assume such Liability), without the payment of any additional consideration therefor, pursuant to an instrument of assumption.

(c)                                  If the Parties jointly determine, within 12 months after the Closing Date, that (i) any Asset that constitutes a Monster Non-Energy Asset should have been transferred by the applicable Monster Companies at the Closing to the applicable KO Purchasers pursuant to Section 2.2 but was not so transferred, such Asset shall be promptly transferred by the applicable Monster Companies to the applicable KO Purchasers or other designees designated by KO without the payment of any additional consideration therefor, and (ii) any Liability that constitutes an Assumed Monster Non-Energy Liability that should have been assumed by the applicable KO Purchaser at Closing pursuant to Section 2.4 but was not assumed, such Liability shall be promptly assumed by the applicable KO Purchasers or other designees designated by KO (and KO shall cause the applicable KO Purchaser to assume such Liability), without the payment of any additional consideration therefor, pursuant to an instrument of assumption.

(d)                                 If the Parties jointly determine, within 12 months after the Closing Date, that (i) any Asset that constitutes a KO Energy Asset should have been transferred by the applicable KO Companies at the Closing to NewCo pursuant to Section 2.1 but was not so transferred, such Asset shall be promptly transferred to NewCo without the payment of any additional consideration therefor, and (ii) any Liability that constitutes an Assumed KO Energy Liability that should have been assumed by NewCo at Closing pursuant to Section 2.3 but was not assumed, such Liability shall be promptly assumed by NewCo (and Monster shall cause NewCo to assume such Liability), without the payment of any additional consideration by therefor, pursuant to an instrument of assumption.

(e)                                  The Parties acknowledge and agree that, as between the KO Purchasers, NewCo and their respective Affiliates, the KO Companies shall be entitled to all accounts receivable and proceeds thereof attributable to the KO Energy Business prior to the Closing, and NewCo shall be entitled to all accounts receivable and proceeds thereof attributable to the KO Energy Business after the Closing.  The Parties acknowledge and agree that, as between the KO Companies, NewCo and their respective Affiliates, NewCo shall be entitled to all accounts receivable and proceeds thereof attributable to the Monster Non-Energy Business prior to the Closing, and the KO Purchasers shall be entitled to all accounts receivable and proceeds thereof attributable to the Monster Non-Energy Business after the Closing. Accordingly, (i) to the extent that following the Closing NewCo or its Affiliates receives any payments on accounts receivable to which the KO Purchasers are entitled hereunder, NewCo shall, no later than the tenth Business Day after the end of the month in which such payments are received by NewCo or its Affiliates, remit the same to KO and (ii) to the extent that KO or its Affiliates receives any payments on accounts receivable to which NewCo is entitled hereunder, it shall, no later than the tenth Business Day after the end of the month in which such payments are received by KO or its Affiliates, remit the same to NewCo.

Section 7.7                                    Employees and Employee Benefits.

(a)                                 KO shall update the KO Energy Employee Schedule from time to time until the Closing in order to maintain the accuracy (other than in de minimis respects) of the KO Energy Employee Schedule as a result of terminations, changes in job responsibilities, transfers and new hires that occur after the date of this Agreement.  Prior to the Closing, NewCo or its Affiliates may make offers of employment on an at-will basis to one or more KO Energy Employees, with such offers to be effective as of the Closing, on the terms agreed to by NewCo or its Affiliates and the applicable KO Energy Employees.  The KO Energy Employees who accept such offers of employment are referred to herein as the “KO Transferred Employees.”

(b)                                 Monster shall update the Monster Non-Energy Employee Schedule from time to time until the Closing in order to maintain the accuracy (other than in de minimis respects) of the Monster Non-Energy Employee List as a result of terminations, changes in job responsibilities, transfers and new hires that occur after the date of this Agreement.  Prior to the Closing, KO or its Affiliates may make offers of employment on an at-will basis to one or more Monster Non-Energy Employees, with such offers to be effective as of the Closing, on the terms agreed to by KO or its Affiliates and the applicable Monster Non-Energy Employees.  The Monster Non-Energy Employees who accept such offers of employment are referred to herein as the “Monster Transferred Employees.”

(c)                                  No provision in this Section 7.7 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of a KO Company, a Monster Company or any other Person, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by any KO Company or Monster Company.

Section 7.8                                    Tax Matters.

(a)                                 Allocation of Taxes.  Whenever it is necessary to determine the liability for Taxes for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis”; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis and Taxes calculated on a periodic basis (such as real property Taxes and other ad valorem Taxes) shall be apportioned ratably between such periods on a daily basis.

(b)                                 Payments.  Unless otherwise required pursuant to any requirements of Laws, any payment made under Section 3.1, this Section 7.8 or Article X shall be treated by KO and Monster as an adjustment to the value allocated to the KO Energy Assets and the Monster Non-Energy Assets, as applicable, for all Tax purposes.

(c)                                  Post-Closing Assistance and Cooperation.  After the Closing Date, each of KO and Monster shall (and shall cause their respective Affiliates to) (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes and (ii) cooperate in connection with the preparation and filing of Tax Returns relating to the KO Energy Assets and Monster Non-Energy Assets (including joining in the execution of such Transfer Tax Returns) and with respect to any Tax Proceeding relating thereto.

(d)                                 Transfer Taxes.  Notwithstanding anything contained in this Agreement to the contrary, Transfer Taxes shall be borne by 50% by Monster and 50% by KO.  The party required by requirements of Laws to file any Transfer Tax Returns with respect to any such Transfer Taxes shall (i) prepare and file such Transfer Tax Returns, (ii) submit such Transfer Tax Returns to the other party for its approval; provided that if the Parties fail to agree on the valuation of a KO Energy Asset or a Monster Non-Energy Asset on any Transfer Tax Return, the value of such Asset for Transfer Tax purposes shall equal its book value, and (iii) pay such Transfer Taxes to the appropriate Taxing Authority when due.  Monster and KO shall use commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes, and to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

(e)                                  Code Section 1031 Exchange.

(i)                                     As soon as practicable, but in any event no later than 60 days, following the date of this Agreement, (a) Monster shall identify the Monster Non-Energy Assets that are described in Section 1031(a)(1) of the Code and that are not described in Section 1031(a)(2) of the Code (the “Monster Eligible Assets”), (b) KO shall identify the KO Energy Assets that are described in Section 1031(a)(1) of the Code and are not described in Section 1031(a)(2) of the Code (the “KO Eligible Assets”), and (c) each of Monster and KO shall deliver a statement to the other listing such Party’s respective Eligible Assets and setting forth a good faith estimate of the fair market value of each such asset (provided that the valuation methods used by Monster and KO to estimate the fair market values of such assets shall be substantially identical).  Each Party shall have an opportunity to review the statement provided by the other Party and must agree that the assets listed by the Parties constitute Eligible Assets prior to effecting an exchange transaction pursuant to Section 1031 of the Code as described in Section 7.8(e)(ii).

(ii)                                  Monster and KO shall each use commercially reasonable efforts to structure the transactions contemplated by this Agreement and the Transaction Agreement in such a manner as to effect an exchange of all or a portion of the Monster Eligible Assets for all or a portion of the KO Eligible Assets in an exchange of like kind property described in Section 1031(a)(1) of the Code (the “Section 1031 Exchange”), but only if and to the extent that the assets to be exchanged in the Section 1031 Exchange are of equal value.  To the extent supported by applicable Law, the Parties shall consider in good faith the transfer of an undivided interest in Section 1031 eligible assets to equalize value.

(iii)                               Notwithstanding anything else in this Section 7.8(e), neither Monster nor KO shall be required to effect the Section 1031 Exchange if (a) it is reasonably possible, as determined in the sole discretion of such Party, that effecting the Section 1031 Exchange may cause the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, to not qualify as an “exchange” within the meaning of Section 351 of the Code, or (b) Monster has not obtained an opinion of Jones Day, and KO has not obtained an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case, dated prior to or as of the effective date of the Section 1031 Exchange, on the basis of certain facts and reasonable representations and assumptions set forth in such opinion, that, for U.S. federal income tax purposes, the Section 1031 Exchange should constitute an exchange described in Section 1031(a)(1) of the Code.  For the avoidance of doubt, in no event shall the failure or inability to effect the Section 1031 Exchange prevent, delay, or otherwise interfere with the Closing.

(iv)                              In the event of a dispute with respect to this Section 7.8(e), Monster and KO shall each negotiate in good faith in an attempt to reach an agreement.  If agreement is not reached within 90 days of the date of this Agreement, Monster and KO shall promptly select an Independent Accounting Firm to resolve such dispute.  The determination of the Independent Accounting Firm shall be final and binding upon the parties.  The cost of any such Independent Accounting Firm shall be borne equally by Monster and KO.

Section 7.9                                    Guarantees.

(a)                                 KO Guarantees:

(i)                                     Prior to the Closing Date, KO and Monster shall cooperate and shall use their respective commercially reasonable efforts to terminate, or cause Monster or one of its Affiliates to be substituted in all respects for KO or its applicable Subsidiary in respect of, all obligations of KO or any of its Subsidiaries under KO Guarantees on the Closing Date.

(ii)                                  With respect to any KO Guarantees that remain outstanding after the Closing Date, (A) KO and Monster shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause Monster or one of its Affiliates to be substituted in all respects for KO or its applicable Subsidiary in respect of all obligations under KO Guarantees, and (B) Monster shall indemnify and hold harmless KO Indemnified Parties for any Damages arising from or relating to such KO Guarantees.  To the extent that KO or its applicable Subsidiaries have performance obligations under any KO Guarantee, Monster will use commercially reasonable efforts to (1) perform such obligations on behalf of KO and its applicable Subsidiaries or (2) otherwise take such action as reasonably requested by KO so as to put KO and its applicable Subsidiaries in the same position as if Monster, and not KO or its applicable Subsidiary, had performed or were performing such obligations.

(iii)                               Prior to the Closing Date, KO and Monster shall cooperate and KO shall use commercially reasonable efforts to replace all letters of credit issued by KO or its applicable Subsidiaries on behalf of or in favor of the KO Energy Business (the “KO LCs”) as promptly as practicable with letters of credit from Monster or (if it is able to do so) one of its Affiliates as of the Closing Date.  With respect to any KO LCs that remain outstanding after the Closing Date, Monster shall (A) indemnify and hold harmless KO Indemnified Parties for any Damages arising from or relating to such letters of credit, including any fees in connection with the issuance and maintenance thereof, and (B) without the prior written consent of KO, Monster and its Subsidiaries shall not enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which KO or any of its applicable Subsidiaries has issued any letters of credit which remain outstanding.  The Parties hereto agree that neither KO nor any of its Subsidiaries will have any obligation to renew any letters of credit issued on behalf of the KO Energy Business after the expiration of any such letter of credit.

(iv)                              The obligations set forth in this Section 7.9(a) shall not apply to the extent any such KO Guarantee or KO LC is related to a Non-assignable KO Asset or any Asset not transferred at Closing as a result of the failure to obtain a Non-Material Antitrust Approval as described in Section 7.5(d), unless, until and to the extent such Asset is transferred to NewCo pursuant to Section 2.5 and Section 7.5(d).

(b)                                 Monster Guarantees:

(i)                                     Prior to the Closing Date, KO and Monster shall cooperate and shall use their respective commercially reasonable efforts to terminate, or cause KO or one of its Affiliates to be substituted in all respects for Monster or its applicable Subsidiary in respect of, all obligations of Monster or any of its Subsidiaries under Monster Guarantees on the Closing Date.

(ii)                                  With respect to any Monster Guarantees that remain outstanding after the Closing Date, (A) KO and Monster shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause KO or one of its Affiliates to be substituted in all respects for Monster or its applicable Subsidiaries in respect of all obligations under Monster Guarantees, and (B) KO shall indemnify and hold harmless Monster Indemnified Parties for any Damages arising from or relating to such Monster Guarantees.  To the extent that Monster or its applicable Subsidiary has performance obligations under any Monster Guarantee, KO will use commercially reasonable efforts to (1) perform such obligations on behalf of Monster and its applicable Subsidiaries or (2) otherwise take such action as reasonably requested by Monster so as to put Monster and its applicable Subsidiary in the same position as if KO, and not Monster or its applicable Subsidiary, had performed or were performing such obligations.

(iii)                               Prior to the Closing Date, KO and Monster shall cooperate and Monster shall use commercially reasonable efforts to replace all letters of credit issued by Monster or its applicable Subsidiaries on behalf of or in favor of the Monster Non-Energy Business (the “Monster LCs”) as promptly as practicable with letters of credit from KO or (if it is able to do so) one of its Affiliates as of the Closing Date.  With respect to any Monster LCs that remain outstanding after the Closing Date, KO shall (A) indemnify and hold harmless Monster Indemnified Parties for any Damages arising from or relating to such letters of credit, including any fees in connection with the issuance and maintenance thereof, and (B) without the prior written consent of Monster, KO and its Subsidiaries shall not enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Monster or any of its applicable Subsidiaries has issued any letters of credit which remain outstanding.  The Parties hereto agree that neither Monster nor any of its applicable Subsidiaries will have any obligation to renew any letters of credit issued on behalf of the Monster Non-Energy Business after the expiration of any such letter of credit.

(iv)                              The obligations set forth in this Section 7.9(b) shall not apply to the extent any such Monster Guarantee or Monster LC is related to a Non-assignable Monster Asset or any Asset not transferred at Closing as a result of the failure to obtain a Non-Material Antitrust Approval as described in Section 7.5(d), unless, until and to the extent such Asset is transferred to NewCo pursuant to Section 2.5 and Section 7.5(d).

Section 7.10                             Access to Records and Information.

(a)                                 The Parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the KO Energy Business and the Monster Non-Energy Business, respectively, in their possession or in the possession of any of their Subsidiaries as of the Closing (the “Books and Records”) for at least five years following the Closing Date or for such longer period as may be required by Law or any applicable court order.

(b)                                 Following the Closing and subject to applicable Law, the Parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records.  Each Party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such Books and Records and/or personnel to the other party.  The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees.

(c)                                  The access and information rights and obligations of the Parties described in this Section 7.10 shall be subject to the following limitations and conditions:

(i)                                     Neither Party shall be obligated to disclose any information or provide access (A) with respect to Taxes, Tax Returns or Tax records, to the extent such Taxes, Tax Returns or Tax records relate to assets or business operations other than the KO Energy Business or Monster Non-Energy Business, as applicable, (B) which such Party is prohibited from disclosing or releasing by Contract with a Third Party; provided that such Party will use commercially reasonable efforts to obtain the consent of such Third Party to such disclosures or releases, and (C) if making such information available would result in the loss of any attorney-client, work product or other privilege or contravene any applicable Law, in all cases; provided that the Parties will cooperate to use their reasonable best efforts to provide both access and information in a manner that would not be limited by this clause (i).

(ii)                                  Each Party may redact any information that does not relate to the KO Energy Business, Monster Non-Energy Business, KO Energy Assets, Monster Non-Energy Assets, Assumed KO Energy Liabilities or Assumed Monster Non-Energy Liabilities, as applicable, and any access shall be conducted in a manner as not to unreasonably interfere with the operation of the Parties and their Subsidiaries.

(iii)                               The access and information shall be granted only to the extent reasonably required and necessary in connection with (A) the preparation of the recipient’s accounting records, Tax Returns or any audits, (B) any Actions relating to the KO Energy Business, Monster Non-Energy Business, Assumed KO Energy Liabilities or Assumed Monster Non-Energy Liabilities, as applicable, or the transactions contemplated by this Agreement and the Ancillary Agreements, except for any such Action brought by or on behalf of any Party or its Affiliates against the other Party or its Affiliates, (C) the recipient’s reporting, disclosure, filing or other legal requirements imposed on the recipient, or (D) any other reasonable business purpose, which will not include an Action brought by or on behalf of any Party or its Affiliates against the other Party and its Affiliates.

Section 7.11                             Public Disclosure.  The initial press release regarding the transactions contemplated by this Agreement and the other Transaction Documents shall be a joint press release pursuant to the Transaction Agreement, and thereafter Monster and KO shall consult with each other prior to issuing any press releases or otherwise making similar public announcements with respect to the transactions contemplated by this Agreement and the other Transaction Documents.  From the date hereof through the Closing, none of Monster, KO or the Purchaser will, or permit any of their respective Affiliates or Representatives to, issue any press release or make any other public announcement or disclosure relating to the transactions contemplated by this Agreement or the other Transaction Documents that contradicts the initial press release without the prior written approval of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or securities listing standards (upon advice of counsel to the disclosing party) in which case to the extent practicable and permitted by applicable Law, the applicable party will provide the other party with an opportunity to review such press release or other announcement prior to issuance, distribution or publication.

Section 7.12                             Mail and Other Communication.  After the Closing Date, each of KO and NewCo and their respective Subsidiaries authorizes KO and its Subsidiaries, on the one hand, or NewCo and its Subsidiaries, on the other hand, respectively, to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party.  The provisions of this Section 7.12 are not intended to, and shall not be deemed to, constitute an authorization by KO or NewCo or their respective Subsidiaries to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

Section 7.13                             Insurance.

(a)                                 Monster acknowledges and agrees on its own behalf, and on behalf of each of its Subsidiaries, that neither Monster nor any of its Subsidiaries or Affiliates has any rights to or under any insurance policy of KO or its Affiliates, including any KO Third Party Shared Policy.  Nothing in this Section 7.13 shall be deemed to constitute (or to reflect) an assignment of any rights to or under any KO Third Party Shared Policy.  KO acknowledges and agrees on its own behalf, and on behalf of each of its Subsidiaries, that neither KO nor any of its Subsidiaries or Affiliates has any rights to or under any insurance policy of Monster or its Affiliates, including any Monster Third Party Shared Policy.  Nothing in this Section 7.13 shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Monster Third Party Shared Policy.

(b)                                 The Parties agree to use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 7.13.

(c)                                  Nothing in this Agreement shall be deemed to restrict Monster or KO, or any of their respective Subsidiaries, from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.  Except as otherwise provided in this Agreement, from and after the Closing Date, Monster and KO shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs.  Monster acknowledges and agrees on its own behalf, and on behalf of each of its Subsidiaries, that KO has provided to Monster prior to the Closing Date all information necessary for Monster or the appropriate Subsidiary of Monster to obtain such insurance policies and insurance programs necessary to cover any and all risk of loss related to the KO Energy Business.  KO acknowledges and agrees on its own behalf, and on behalf of each of its Subsidiaries, that Monster has provided to KO prior to the Closing Date all information necessary for Monster or the appropriate Subsidiary of Monster to obtain such insurance policies and insurance programs necessary to cover any and all risk of loss related to the KO Energy Business.

Section 7.14                             Privileged Matters.

(a)                                 Without limiting the parties’ obligations set forth in Section 7.1, KO and Monster agree that their respective rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to either party with respect to the KO Energy Assets, the Excluded KO Assets, the Assumed KO Energy Liabilities, the Retained KO Liabilities the Monster Non-Energy Assets, the Excluded Monster Assets, the Assumed Monster Non-Energy Liabilities and the Retained Monster Liabilities (collectively, “Privileges”) shall be governed by the provisions of this Section 7.14.  With respect to matters relating to the Excluded KO Assets, the Retained KO Liabilities, the Monster Non-Energy Assets and the Assumed Monster Non-Energy Liabilities and with respect to all information of KO relating to the KO Transaction Process, after the Closing, KO shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges with respect to any Persons other than the Parties, and Monster and its Affiliates shall, to their knowledge, take no action without the prior written consent of KO that would reasonably be likely to result in any waiver of any Privilege that could be asserted by KO with respect to any Persons other than the Parties under applicable Law and this Agreement.  With respect to matters relating to the Excluded Monster Assets and the Retained Monster Liabilities, the KO Energy Assets, the Assumed KO Energy Liabilities and with respect to all information of Monster relating to the Monster Transaction Process, after the Closing, Monster shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges with respect to any Person other than the Parties, and KO and its Affiliates shall, to their knowledge, take no action after the Closing without the prior written consent of Monster that would reasonably be likely to result in any waiver of any Privilege that could be asserted by Monster with respect to any Person other than the Parties under applicable Law and this Agreement.  The rights and obligations created by this Section 7.14 shall apply to all information as to which KO or Monster, as applicable, would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (“Privileged Information”).

(b)                                 Privileged Information of KO includes but is not limited to (i) all information regarding the Excluded KO Assets and the Retained KO Liabilities and all information of KO relating to the KO Transaction Process, but which after the Closing is in the possession of Monster or any of its Subsidiaries, (ii) any and all information generated prior to the Closing regarding the Monster Non-Energy Assets or Assumed Monster Non-Energy Liabilities but which after the Closing is in the possession of Monster of any of its Subsidiaries (excluding information of Monster or its Subsidiaries relating to any Excluded Monster Assets or Retained Monster Liabilities or the Monster Transaction Process), (iii) all communications subject to a Privilege occurring prior to the Closing between counsel for KO and any Person who, at the time of the communication, was an employee of KO, regardless of whether such employee is or becomes an employee of Monster or any of its Subsidiaries, and (iv) all information subject to a Privilege which is generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the Closing Date to the extent disclosure of this information is reasonably likely to cause a Privilege to be undermined with respect to the information described in clauses (i) – (iii) above.

(c)                                  Privileged Information of Monster includes but is not limited to (i) any and all information regarding the Excluded Monster Assets and the Retained Monster Liabilities and all information of Monster relating to the Monster Transaction Process, but which after the Closing is in the possession of KO or any of its Subsidiaries, (ii) any and all information generated prior to the Closing regarding the KO Energy Assets or the Assumed KO Energy Liabilities but which after the Closing is in the possession of KO or any of its Subsidiaries (excluding information of KO or its Subsidiaries relating to any Excluded KO Assets, Retained KO Liabilities or the KO Transaction Process), (iii) all communications subject to a Privilege occurring prior to the Closing between counsel for Monster and any Person who, at the time of the communication, was an employee of Monster, regardless of whether such employee is or becomes an employee of KO or any of its Subsidiaries, and (iv) all information subject to a Privilege which is generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the Closing Date to the extent disclosure of this information is reasonably likely to cause a Privilege to be undermined with respect to the information described in clauses (i) – (iii) above.

(d)                                 Upon receipt by KO or its Subsidiaries or Monster or its Subsidiaries, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if KO or its Subsidiaries or Monster or its Subsidiaries, as the case may be, obtains knowledge that any current or former employee of either KO or its Subsidiaries or Monster or its Subsidiaries, respectively, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, KO or Monster, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.14 or otherwise to prevent the production or disclosure of Privileged Information.  KO or its Subsidiaries or Monster or its Subsidiaries, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 7.14 unless (i) the other has provided its express written consent (which shall not be reasonably withheld or delayed, it not being unreasonable to so act if it believes in good faith that it is reasonably necessary to protect the Privilege) to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e)                                  KO’s transfer of KO Energy Records and other information to Monster, KO’s agreement to permit Monster to obtain information existing prior to the Closing, Monster’s and its Subsidiaries’ transfer of Monster Non-Energy Records and other information and Monster’s agreement to permit KO to obtain information existing prior to the Closing are made in reliance on KO’s and Monster’s respective agreements, as set forth in Section 7.16 and this Section 7.14, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by KO or Monster, as the case may be.  The access to information being granted pursuant to Section 7.1, the agreement to provide witnesses and individuals pursuant to Section 7.15, and the disclosure to Monster and KO of Privileged Information relating to the KO Energy Business, Excluded KO Assets, Monster Non-Energy Business or Excluded Monster Assets, as applicable, pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by KO or Monster to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 7.14 or otherwise.  Nothing in this Agreement or in the

Ancillary Agreements or in the Commercial Agreements shall operate to reduce, minimize or condition the rights granted to KO and Monster in, or the obligations imposed upon KO and Monster by, this Section 7.14.  Notwithstanding anything to the contrary herein, nothing in this Section 7.14 shall apply in disputes between the Parties.

Section 7.15                             Production of Witnesses.  Subject to Section 7.14, after the Closing, each of Monster and KO shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to make available to the other Party, as the case may be, upon reasonable prior written request, such Party’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings (including depositions) in which the requesting party may from time to time be involved and relating to the Transferred Businesses, as applicable. The reasonable out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

Section 7.16                             Confidentiality.

(a)                                 Each Party acknowledges and agrees that as of the Closing, the Confidentiality Agreements will terminate and all obligations under the Confidentiality Agreements will cease, and the treatment of Confidential Business Information will be governed by the terms of this Agreement.  The foregoing will not be deemed to relieve any Party from any liability or obligation under the Confidentiality Agreements arising out of any breach or violation of the Confidentiality Agreements occurring prior to the Closing.

(b)                                 If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreements shall terminate in accordance with their terms (and not the Closing), and the treatment of Evaluation Material (as defined in the Confidentiality Agreements) will continue to be governed by the terms of the Confidentiality Agreements.

(c)                                  From and after the Closing, (i) any Confidential Business Information relating to the KO Energy Business shall be held in confidence by KO and its  Affiliates, and KO shall not, and shall cause its Affiliates not to, without the prior consent of Monster, disclose, divulge or permit any unauthorized Person to obtain any such Confidential Business Information and (ii) KO shall, and shall cause its Affiliates to, take such steps as may be reasonably necessary to prevent the disclosure of Confidential Business Information to others.

(d)                                 From and after the Closing, (i) any Confidential Business Information relating to the Monster Non-Energy Business shall be held in confidence by NewCo, Monster and their Affiliates, and NewCo shall not, and shall cause its Affiliates not to, without the prior consent of KO, disclose, divulge or permit any unauthorized Person to obtain any such Confidential Business Information and (ii) NewCo shall, and shall cause its Affiliates to, take such steps as may be reasonably necessary to prevent the disclosure of such Confidential Business Information to others.

Section 7.17                             Shared Contracts.

(a)                                 Section 7.17(a) of the KO Disclosure Schedule sets forth a list of all Shared KO Contracts as of the date hereof.  KO agrees, at NewCo’s request, to use commercially reasonable efforts to cause each Shared KO Contract to be assigned in part or to appropriately amend such Shared KO Contracts so that NewCo will, at and following the Closing, be entitled to the rights and benefits inuring to the KO Energy Business under such Shared KO Contracts (such Shared KO Contracts that are subject to NewCo’s request for partial assignment or amendment, the “Assumed Shared KO Contracts”).  In addition, KO will provide NewCo with contact information for such Third Parties that are party to such Assumed Shared KO Contracts, introduce Representatives of NewCo to the contacts at such Third Parties and use commercially reasonable efforts to facilitate and, if requested by Monster, attend a reasonable number of such meetings (which may be via conference call) with such Third Parties and Monster at mutually agreed times and on reasonable advance notice.  If, after using commercially reasonable efforts, KO reasonably determines that such assignment or amendment cannot be obtained, or if an attempted assignment or amendment thereof would adversely affect in a material respect the rights of KO thereunder, KO and Monster will use their respective commercially reasonable efforts to negotiate a mutually acceptable arrangement under which (i) NewCo will obtain the benefits and assume the obligations under such Assumed Shared KO Contract to the extent related to the KO Energy Business, including entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of NewCo, or (ii) KO will enforce for the benefit of NewCo, with NewCo assuming KO’s obligations thereunder, any and all rights of KO against a Third Party to the extent related to the KO Energy Business; provided, that, “commercially reasonable efforts” as used in this Section 7.17(a) shall not require any of the Parties or any of their respective Affiliates to commence any litigation or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party, other than incidental costs that are de minimis in amount.  KO and its Affiliates may not terminate or, to the extent adversely affecting the KO Energy Business, amend any Assumed Shared KO Contract without the prior written consent of NewCo; provided that, KO and its Affiliates may terminate or amend such Contracts without the prior written consent of NewCo, so long as alternative arrangements are made to provide the KO Energy Business with substantially comparable benefits provided under such Contracts.

(b)                                 Section 7.17(b) of the Monster Disclosure Schedule sets forth a list of all Shared Monster Contracts as of the date hereof.  Monster agrees, at KO’s request, to use commercially reasonable efforts to cause each Shared Monster Contract to be assigned in part or to appropriately amend such Shared Monster Contracts so that the applicable KO Purchasers will, at and following the Closing, be entitled to the rights and benefits inuring to the Monster Non-Energy Business under such Shared Monster Contracts (such Shared Monster Contracts that are subject to KO’s request for partial assignment or amendment, the “Assumed Shared Monster Contracts”).  In addition, Monster will provide KO with contact information for such Third Parties that are party to such Assumed Shared Monster Contracts, introduce Representatives of NewCo to the contacts at such Third Parties and use commercially reasonable efforts to facilitate and, if requested by KO, attend a reasonable number of such meetings (which may be via conference call) with such Third Parties and KO at mutually agreed times and on reasonable advance notice.  If, after using commercially reasonable efforts, Monster reasonably determines that such assignment or amendment cannot be obtained, or if an attempted assignment or amendment thereof would adversely affect in a material respect the rights of Monster thereunder, KO and Monster will use their respective commercially reasonable efforts to negotiate a mutually acceptable arrangement under which (i) the applicable KO Purchasers will obtain the benefits and assume the obligations under such Assumed Shared Monster Contract to the extent related to the Monster Non-Energy Business, including entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of the applicable KO Purchasers, or (ii) Monster will enforce for the benefit of the applicable KO Purchasers, with the applicable KO Purchasers assuming Monster’s obligations thereunder, any and all rights of KO against a Third Party to the extent related to the Monster Non-Energy Business; provided, that, “commercially reasonable efforts” as used in this Section 7.17(b) shall not require any of the Parties or any of their respective Affiliates to commence any litigation or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party, other than incidental costs that are de minimis in amount.  Monster and its Affiliates may not terminate or, to the extent adversely affecting the Monster Non-Energy Business, amend any Assumed Shared Monster Contract without the prior written consent of KO; provided that, Monster and its Affiliates may terminate or amend such Contracts without the prior written consent of KO, so long as alternative arrangements are made to provide the Monster Non-Energy Business with substantially comparable benefits provided under such Contracts.

Section 7.18                             Shared Intellectual Property.  Effective as of the Closing, KO hereby grants to Monster and its Affiliates a perpetual, irrevocable, sublicenseable (for the benefit of Monster and its Affiliates but not for the independent use by Third Parties), license to the KO Shared Intellectual Property set forth in Section 7.18 of the KO Disclosure Schedule for use in connection with the production, marketing, sale and distribution of Energy Beverages (as defined in the Transaction Agreement), and (ii) Monster hereby grants to KO and its Affiliates a perpetual, irrevocable, sublicenseable (for the benefit of KO and its Affiliates but not for the independent use by Third Parties), license to the Intellectual Property set forth in Section 7.18 of the Monster Disclosure Schedule for use in connection with the production, marketing, sale and distribution of Non-Energy Beverages (as defined in the Transaction Agreement).

Section 7.19                             Shared Intellectual Property Identified After Closing.  During the period from the Closing Date through the second anniversary thereof, Monster or KO may request access to any Qualifying Shared Intellectual Property by sending a notice describing the requested Qualifying Shared Intellectual Property in reasonable detail to the other.  Following receipt of such a request, the Parties will negotiate in good faith to make arrangements to provide access, via license, transitional services agreement or otherwise, to the requesting Party for use in a manner consistent with how such Qualifying Shared Intellectual Property was previously utilized in the KO Energy Business or Monster Non-Energy Business, respectively, immediately prior to the Closing.  “Qualifying Shared Intellectual Property” is Intellectual Property (other than Trademarks, Intellectual Property addressed under the Transition Services Agreement or the licenses described in Section 7.18, or Intellectual Property related to any Excluded Services (as defined in the Transition Services Agreement)), wherever located, that is either an Excluded KO Asset or Excluded Monster Asset that, during the one-year period prior to the Closing, was utilized by a KO Company or Monster Company in connection with its business, other than the KO Energy Business or Monster Non-Energy Business, respectively, but was also utilized by a KO Company or Monster Company in connection with the KO Energy Business or Monster Non-Energy Business, respectively, in more than a de minimis respect.

Section 7.20                             Retained Names and Change of Corporate Name.

(a)                                 KO shall, for a period of 180 Business Days after the Closing Date, be entitled to use, solely in connection with continued operation of the Monster Non-Energy Business as operated immediately prior to Closing, all of existing stocks of signs, advertisements and promotional materials, catalogs, Inventory and other documents and materials containing the Monster Retained Names (the “Monster Existing Stock”), after which date KO shall remove or obliterate, or cause the removal or obliteration of, all Monster Retained Names from such Monster Existing Stock or cease using such Monster Existing Stock.  Except as expressly provided in this Agreement, no other right to use the Monster Retained Names is granted by Monster to KO or any of its Subsidiaries, whether by implication or otherwise, and nothing hereunder permits KO or any of its Subsidiaries to use the Monster Retained Names on any documents, materials, products or services other than in connection with the Monster Existing Stock.  Any and all goodwill generated by the use of the Monster Retained Names under this Section 7.20(a) shall inure solely to the benefit of Monster.  In no event shall KO or any of its Subsidiaries use the Monster Retained Names in any manner that may damage or tarnish the reputation of Monster or the goodwill associated with the Monster Retained Names.  KO agrees that Monster shall have no responsibility for claims by third parties arising out of, or relating to, the use by KO or any of its Subsidiaries of any Monster Retained Names after the Closing.

(b)                                 Monster shall, for a period of 180 Business Days after the Closing Date, be entitled to use, solely in connection with continued operation of the KO Energy Business as operated immediately prior to Closing, all of existing stocks of signs, advertisements and promotional materials, catalogs, Inventory and other documents and materials containing the KO Retained Names (the “KO Existing Stock”), after which date Monster shall remove or obliterate, or cause the removal or obliteration of, all KO Retained Names from such KO Existing Stock or cease using such KO Existing Stock. Except as expressly provided in this Agreement, no other right to use the KO Retained Names is granted by KO to Monster or any of its Subsidiaries, whether by implication or otherwise, and nothing hereunder permits KO or any of its Subsidiaries to use the KO Retained Names on any documents, materials, products or services other than in connection with the KO Existing Stock.  Any and all goodwill generated by the use of the KO Retained Names under this Section 7.20(b) shall inure solely to the benefit of KO.  In no event shall Monster or any of its Subsidiaries use the KO Retained Names in any manner that may damage or tarnish the reputation of KO or the goodwill associated with the KO Retained Names.  Monster agrees that KO shall have no responsibility for claims by third parties arising out of, or relating to, the use by Monster or any of its Subsidiaries of any KO Retained Names after the Closing.

(c)                                  No later than 60 days following the Closing Date, Monster shall, and Monster shall cause Hansen Beverage Company and any of its other Affiliates that have the Trademark Hansen in their name to, change its or their name, including any corporate name, trade name, d/b/a or the like, and cause its or their certificate of incorporation (or equivalent organizational documents) to be amended to remove any reference to Hansen or any Trademark confusingly similar thereto, and shall promptly thereafter phase out all use thereof.

Section 7.21                             To-Be-Delivered KO Material Contracts.

(a)                                 The Parties acknowledge that KO has not made available to Monster, as of the last Business Day prior to the execution of this Agreement, true, correct and complete copies of all of the Contracts set forth on Section 5.12 of the KO Disclosure Letter and any other KO Material Contracts entered into after the date of this Agreement (such Contracts that have not been made available, the “To-Be-Delivered KO Material Contracts”).  Notwithstanding any other provision of this Agreement, KO’s failure to make all of the To-Be-Delivered KO Material Contracts available to Monster prior to the date hereof does not constitute a breach of Section 5.12.  Nothing in this Section 7.21 will be deemed to limit or otherwise alter KO’s obligations to list all of the KO Material Contracts on Section 5.12 of the KO Disclosure Letter on the date hereof pursuant to the terms of this Agreement. For the avoidance of doubt, Monster shall not be required to acquire or assume any KO Material Contract with respect to which a true, correct and complete copy has not been provided to Monster prior to the date hereof (but NewCo may acquire and assume, at Monster’s election, any such Contract that exclusively relates to the KO Energy Business pursuant to this Section 7.21).

(b)                                 Within 30 days following the date hereof (or promptly after any such Contracts are entered into if executed after the date hereof), KO will use its reasonable best efforts to provide copies (or a description of the material terms of such Contract) of each To-Be-Delivered KO Material Contract with respect to which a true, correct and complete copy has not been provided to Monster prior to the date hereof; provided, that in the event that copies of all such Contracts have not been provided to NewCo during such 30-day period, then KO will continue to use reasonable best efforts to obtain and provide such copies as soon as reasonably practicable to NewCo.

(c)                                  Monster shall have the right to notify KO (i) within 30 days after the receipt of any Contract referenced in Section 7.21(b) or (ii) at any time following receipt of a summary of any Contract provided pursuant to Section 7.21(b) until the earlier of (x) 30 days after the receipt by Monster of such Contract pursuant to Section 7.21(b) and (y) the Closing Date (in the event that a copy of such Contract has not been provided to Monster by such time), in each case, that it elects not to assume such Contract that it has the right to assume hereunder.

Section 7.22                             To-Be-Delivered Monster Material Contracts.

(a)                                 The Parties acknowledge that Monster has not made available to KO, as of the last Business Day prior to the execution of this Agreement, true, correct and complete copies of all of the Contracts set forth on Section 6.12 of the Monster Disclosure Letter and any other Monster Material Contracts entered into after the date of this Agreement (such Contracts that have not been made available, the “To-Be-Delivered Monster Material Contracts”).  Notwithstanding any other provision of this Agreement, Monster’s failure to make all of the To-Be-Delivered Monster Material Contracts available to KO prior to the date hereof does not constitute a breach of Section 6.12.  Nothing in this Section 7.22 will be deemed to limit or otherwise alter Monster’s obligations to list all of the Monster Material Contracts on Section 6.12 of the Monster Disclosure Letter on the date hereof pursuant to the terms of this Agreement. For the avoidance of doubt, KO shall not be required to acquire or assume any Monster Material Contract with respect to which a true, correct and complete copy has not been provided to KO prior to the date hereof (but KO may acquire and assume, at KO’s election, any such Contract that exclusively relates to the Monster Non-Energy Business pursuant to this Section 7.22).

(b)                                 Within 30 days following the date hereof (or promptly after any such Contracts are entered into if executed after the date hereof), Monster will use its reasonable best efforts to provide copies (or a description of the material terms of such Contract) of each To-Be-Delivered Monster Material Contract with respect to which a true, correct and complete copy has not been provided to KO prior to the date hereof; provided, that in the event that copies of all such Contracts have not been provided to KO during such 30-day period, then Monster will continue to use reasonable best efforts to obtain and provide such copies as soon as reasonably practicable to KO.

(c)                                  KO shall have the right to notify Monster (i) within 30 days after the receipt of any Contract referenced in Section 7.22(b) or (ii) at any time following receipt of a summary of any Contract provided pursuant to Section 7.22(b) until the earlier of (x) 30 days after the receipt by KO of such Contract pursuant to Section 7.22(b) and (y) the Closing Date (in the event that a copy of such Contract has not been provided to KO by such time), in each case, that it elects not to assume such Contract that it has the right to assume hereunder.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1                                    Mutual Conditions.  The respective obligations of each Party hereto to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the applicable party, in whole or in part):

(a)                                 The Required Antitrust Approvals (other than the Non-Material Antitrust Approvals) shall have been obtained, waived or made, as applicable, and the waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; provided, however, that a party shall not have the right to assert that the foregoing condition set forth in this Section 8.1(a) has not been satisfied if the failure to satisfy such condition results in any way from such party’s failure to perform or comply with its obligations under Section 7.5; and

(b)                                 There shall not be in effect any Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation.

Section 8.2                                    Conditions to KO’s Obligations.  The obligation of KO to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by KO, in whole or in part):

(a)                                 The representations and warranties of Monster and NewCo set forth in Article VI of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Monster Material Adverse Effect;

(b)                                 All of the covenants and agreements Monster or NewCo is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Prior to or at the Closing, Monster shall have delivered to KO a certificate signed by an officer of Monster, dated the Closing Date, to the effect that, to the knowledge of such officer (but without personal liability therefor), the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied;

(d)                                 Since the date of this Agreement, there shall have occurred no Monster Material Adverse Effect; and

(e)                                  All of the conditions set forth in Section 10.1 and Section 10.2 (other than Section 10.2(f)) of the Transaction Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, subject to the satisfaction or waiver of such conditions at the Closing), and the consummation of the transactions contemplated by the Transaction Agreement shall occur concurrently with the Closing; provided, however, that KO shall not have the right to assert that the foregoing condition set forth in this Section 8.2(e) has not been satisfied if the failure to satisfy such condition results primarily from KO’s failure to perform or comply with its obligations under the Transaction Agreement.

Section 8.3                                    Conditions to Monster and NewCo’s Obligations.  The obligation of NewCo and Monster to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by NewCo or Monster, in whole or in part):

(a)                                 The representations and warranties of KO set forth in Article V of this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a KO Material Adverse Effect;

(b)                                 All of the covenants and agreements KO is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Prior to or at the Closing, KO shall have delivered to Monster a certificate signed by an officer of KO, dated the Closing Date, to the effect that, to the knowledge of such officer (but without personal liability therefor), the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(e) have been satisfied;

(d)                                 The Audited KO Energy Financial Statements shall have been delivered to Monster in accordance with Section 7.4;

(e)                                  Since the date of this Agreement, there shall have occurred no KO Material Adverse Effect; and

(f)                                   All of the conditions in Section 10.1 and Section 10.3 (other than Section 10.3(d)) of the Transaction Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, subject to the satisfaction or waiver of such conditions at the Closing) and the consummation of the transactions contemplated by the Transaction Agreement shall occur concurrently with the Closing; provided, however, that KO shall not have the right to assert that the foregoing condition set forth in this Section 8.3(f) has not been satisfied if the failure to satisfy such condition results primarily from the KO’s failure to perform or comply with its obligations under the Transaction Agreement.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                 by mutual written consent of Monster and KO;

(b)                                 by Monster, if the Closing has not occurred (other than if the breach of any provision of this Agreement by Monster or NewCo has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the nine-month anniversary of the date hereof (the “Outside Date”); provided that if all of the conditions precedent set forth in Section 8.1 and Section 8.2 have been satisfied, other than the conditions precedent set forth in Section 8.1(a) and those conditions that by their nature can only be satisfied at the Closing (provided that such conditions are capable of being satisfied), then Monster, by delivery of written notice to KO, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(c)                                  by KO, if the Closing has not occurred (other than if the breach of any provision of this Agreement by KO has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the Outside Date; provided that if all of the conditions precedent set forth in Section 8.1 and Section 8.3 have been satisfied, other than the conditions precedent set forth in Section 8.1(a) and those conditions that by their nature can only be satisfied at the Closing (provided that such conditions are capable of being satisfied), then KO, by delivery of written notice to Monster, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(d)                                 by either KO or Monster, if any Governmental Authority has issued a non-appealable final judgment, order or decree or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 9.1(d) occurring;

(e)                                  by either KO or Monster, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Article VIII shall have become incapable of satisfaction; or

(f)                                   automatically upon the termination of the Transaction Agreement in accordance with its terms.

Section 9.2                                    Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement and all rights and obligations of the Parties under this Agreement will automatically end without any liability or obligation of any party or its Affiliates, except that (a) Section 7.16, this Section 9.2 and Article XI will remain in full force and survive any termination of this Agreement and (b) in the event of an intentional and material breach of this Agreement by a Party, the other Party’s right to pursue all remedies will survive such termination unimpaired.  For purposes of this Agreement, an “intentional material breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1                             Survival of Representations, Warranties and Covenants.  All representations and warranties contained in this Agreement will survive the Closing until 5:00 P.M. (Eastern time) on the date that is the 24-month anniversary of the Closing Date; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) (i) Section 5.1 (Organization; Authority), Section 5.2 (Authorization; Enforcement), Section 5.13 (Brokerage and Finders’ Fees), Section 6.1 (Organization; Authority), Section 6.2 (Authorization; Enforcement) and Section 6.13 (Brokerage and Finders’ Fees) will survive the Closing indefinitely, and (ii) Section 5.15(a) (Title & Sufficiency of Assets) and Section 6.15(a) (Title & Sufficiency of Assets) will survive the Closing until 5:00 P.M. (Eastern time) on the date that is the five-year anniversary of the Closing Date.  All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement.  All other covenants and agreements contained in this Agreement shall survive the Closing until the 24-month anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, (a) the obligations of NewCo to assume, and indemnify KO Indemnified Parties for, the Assumed KO Energy Liabilities, (b) the obligations of Monster to retain, and indemnify the KO Indemnified Parties for, the Retained Monster Liabilities, (c) the obligations KO to assume, and indemnify Monster Indemnified Parties for, the Assumed Monster Non-Energy Liabilities and (d) the obligations of KO to retain, and indemnify the Monster Indemnified Parties for, the Retained KO Liabilities following Closing, shall survive indefinitely.  The period of time that a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 10.1 shall be the

“Indemnity Period” with respect to such representation or warranty or covenant or agreement.  No claim for breach of any representation or warranty or failure to perform any covenant, agreement or obligation may be asserted after the expiration of the Indemnity Period; provided that the written assertion prior to expiration of the Indemnity Period of any claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation or warranty or the failure or alleged failure to perform any covenant or other obligation in accordance with Section 10.4, shall survive until final resolution of such claim.

Section 10.2                             Indemnification by KO.  From and after the Closing and subject to the terms and conditions of this Article X, KO agrees to defend, indemnify and hold harmless NewCo, Monster and their Subsidiaries, their Affiliates and, if applicable, their respective directors, officers, employees, successors and assigns (collectively, the “Monster Indemnified Parties”) from and against any and all Damages incurred by any of the Monster Indemnified Parties relating to, resulting from or arising out of (a) any Retained KO Liability, (b) except to the extent KO is entitled to be indemnified therefor by Monster or NewCo, any Assumed Monster Non-Energy Liability, (c) any breach by KO of any of its covenants or agreements in this Agreement, (d) any breach of any representation or warranty of KO contained in this Agreement, or (e) except to the extent KO is entitled to be indemnified therefor by Monster or NewCo, the ownership or use of the Monster Non-Energy Assets or operation of the Monster Non-Energy Business following the Closing; provided, however, that, in the event of a breach by KO of any of the representations and warranties in Article V, the Monster Indemnified Parties will also be entitled to Damages for the diminution in value of the KO Energy Business (based on the allocated value of the KO Energy Business pursuant to the Allocation Principles attached to the Transaction Agreement as Exhibit K) to the extent such Damages directly result from the matter which caused such breach.

Section 10.3                             Indemnification by Monster and NewCo.  From and after the Closing and subject to the terms and conditions of this Article X, Monster and NewCo agree to defend, indemnify and hold harmless KO and its Subsidiaries, their respective Affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns (the “KO Indemnified Parties”) from and against any and all Damages incurred by any of the KO Indemnified Parties relating to, resulting from or arising out of (a) any Retained Monster Liability, (b) except to the extent Monster or NewCo is entitled to be indemnified therefor by KO, any Assumed KO Energy Liability, (c) any breach by Monster or NewCo of any of their covenants or agreements in this Agreement, (d) any breach of any representation or warranty of Monster or NewCo contained in this Agreement, or (e) except to the extent Monster or NewCo is entitled to be indemnified therefor by KO, the ownership or use of the KO Energy Assets or operation of the KO Energy Business following the Closing; provided, however, that, in the event of a breach by Monster of any of the representations and warranties in Article VI, the KO Indemnified Parties will also be entitled to Damages for the diminution in value of the Monster Non-Energy Business (based on the allocated value of the Monster Non-Energy Business pursuant to the Allocation Principles attached to the Transaction Agreement as Exhibit K) to the extent such Damages directly result from the matter which caused such breach.

Section 10.4                             Notice of Claims.  If any of the Persons to be indemnified under this Article X (the “Indemnified Party”) has suffered or incurred any Damage, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”)

promptly in writing describing the event giving rise to such Damage, the basis upon which indemnity is being sought, the amount or estimated amount of the Damage, if known or reasonably capable of estimation, and the method of computation of such Damage, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Damage shall have occurred.  A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4 shall not limit the obligation of the Indemnifying Party under this Article X, except (a) to the extent the rights of such Indemnifying Party is actually prejudiced thereby, (b) to the extent expenses are incurred during the period in which notice was not provided, and (c) as provided by Section 10.1.

Section 10.5                             Third Party Claims.

(a)                                 If an Indemnified Party receives notice or otherwise obtains knowledge of any claim or Action that has been or may be brought or asserted by a Third Party that may give rise to an indemnification claim against an Indemnifying Party (a “Third Party Claim”), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice in accordance with Section 10.4.  The Indemnifying Party under this Article X shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Third Party Claim; provided, that (i) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim solely seeks (and continues to seek) monetary damages and/or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect the operations of KO and NewCo or their respective Affiliates, as applicable, and (iii) the Indemnifying Party expressly agrees with the Indemnified Party in writing to be fully responsible for all of the Damages that arise from the Third Party Claim, subject to the limitations set forth in Section 10.6.

(b)                                 If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves (i) only the payment of money, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party, and (iii) includes as a term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim.  No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Action or suit through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; provided, further, that such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Action or proceeding, the reasonable fees and expenses of such separate counsel to be borne by the Indemnifying Party if, but only if, there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(c)                                  The Parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder and, if applicable, participating in and attending depositions, trials or similar proceedings.

(d)                                 The party controlling the defense of a Third Party Claim will (i) keep the non-controlling party reasonably advised of the status of such Third Party Claim and the defense thereof and will consider in good faith recommendations made by the non-controlling party with respect thereto and (ii) make available to the non-controlling party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to confidentiality obligations and the protection of the attorney-client privilege).  The non-controlling party will furnish the controlling party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the controlling party in the defense of such Third Party Claim.

Section 10.6                             Limitations.

(a)                                 In no event shall KO be liable for indemnification pursuant to Section 10.2(d) unless and until the aggregate of all Damages with respect to Section 10.2(d) that are imposed on or incurred by the Monster Indemnified Parties exceeds $8,000,000 (the “KO Deductible Amount”), in which event the Monster Indemnified Parties shall only be entitled to indemnification for all Damages in excess of the KO Deductible Amount.  Notwithstanding the foregoing, KO shall not be required to make payments for indemnification pursuant to Section 10.2(d) in an aggregate amount in excess of $60,000,000.

(b)                                 In no event shall Monster and NewCo be liable for indemnification pursuant to Section 10.3(d) unless and until the aggregate of all Damages with respect to Section 10.3(d) that are imposed on or incurred by KO Indemnified Parties exceeds $2,000,000 (the “Monster Deductible Amount”), in which event KO Indemnified Parties shall only be entitled to indemnification for all Damages in excess of the Monster Deductible Amount.  Notwithstanding the foregoing, Monster and NewCo shall not be required to make payments for indemnification pursuant to Section 10.3(d) in an aggregate amount in excess of $15,000,000.

(c)                                  In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Damage shall be determined without duplication of any other Damage for which an indemnification claim has been made under any other representation, warranty, covenant or agreement (including any representation, warranty, covenant or agreement in the Transaction Agreement).

(d)                                 The amount of any Damage for which indemnification is provided under Section 10.2 or Section 10.3 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Third Party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damage.  If the amount to be netted hereunder from any payment required under Section 10.2 or Section 10.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 10.6(d), the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 10.6(d) had such determination been made at the time of such payment.

(e)                                  For purposes of Section 10.2 and Section 10.3, any qualification in any representation or warranty as to materiality, KO Material Adverse Effect or Monster Material Adverse Effect will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification will thereafter be disregarded for purposes of determining the amount of indemnified Liabilities arising from such breach.

Section 10.7                             Sole Remedy/Waiver.  Other than for claims of, or causes of action arising from, actual fraud (in which case, notwithstanding anything in this Article X to the contrary, the limitations set forth in Section 10.6 shall not apply and the Parties shall have all remedies available in equity or at Law), the Parties hereto acknowledge and agree that the remedies provided for in this Article X shall be the Parties’ sole and exclusive remedy, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby; provided, that, this Section 10.7 shall not limit or impair the right of the Parties to seek remedies under any other agreement, including the Transaction Agreement and the Commercial Agreements.  Notwithstanding the foregoing, nothing contained herein shall impair the right of any Party to compel specific performance by another party of its obligations under this Agreement.

Section 10.8                             Tax Treatment of Indemnity Payments.  KO and NewCo agree to treat any indemnity payment made under this Article X as an adjustment to the purchase price for all Tax purposes, except as otherwise required by applicable Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Fees and Expenses.  Except as otherwise provided for in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the Parties will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 11.2                             Notices.  All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other Parties):

If to Monster or NewCo:

Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Facsimile:                                         (951) 739-6210
Attention:                                         Rodney C. Sacks

With a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, NY  10017
Facsimile:                                         (212) 755-7306
Attention:                                         Robert A. Profusek, Esq.

Andrew M. Levine, Esq.

If to KO:

The Coca-Cola Company
One Coca-Cola Plaza

Atlanta, Georgia 30313
Facsimile:                                         (404) 676-8621
Attention:                                         Chief Financial Officer

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:                                         (212) 735-2000
Attention:                                         Martha E. McGarry, Esq.

Thomas W. Greenberg, Esq.

Peter D. Serating, Esq.

Section 11.3                             Entire Agreement.  This Agreement, the Confidentiality Agreements and the Ancillary Agreements (together with the exhibits and schedules thereto) entered into between the parties as of the date hereof, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

Section 11.4                             Amendments and Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by each of the Parties or, in the case of a waiver, by the Party or Parties against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 11.5                             Successors and Assigns.  This Agreement will be binding upon the Parties and their respective successors and assigns and will inure to the benefit of the Parties and their respective successors and permitted assigns.  Monster and NewCo may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of KO.  KO may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Monster; provided that KO may assign and delegate any of its rights and obligations under this Agreement, including its right to purchase any of the Monster Non-Energy Assets or assume any of the Assumed Monster Non-Energy Liabilities, to an Affiliate of KO if such Affiliate agrees in writing to be bound by the terms of this Agreement.  No such assignment and delegation will relieve the applicable Party of its obligations under this Agreement. None of the rights granted to KO pursuant to this Agreement or any of the other Ancillary Agreements may be exercised by any Person, other than KO or any Affiliate of KO to which such rights are assigned in accordance with this Section 11.5 (so long as such assignee continues to be an Affiliate of KO). Notwithstanding the foregoing, KO, Monster and NewCo will each remain primarily liable for the performance of all of its obligations under this Agreement and the Ancillary Agreements notwithstanding any assignment pursuant to this Section 11.5.

Section 11.6                             No Third-Party Beneficiaries.  Except for the Indemnified Parties under Article X, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 11.7                             Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

Section 11.8                             Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement or any other Ancillary Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

Section 11.9                             Construction.  The Parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise this Agreement and each Ancillary Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any other Ancillary Agreement or any amendments hereto.

Section 11.10                      Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each Party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement and hereby irrevocably waives, and agrees not to assert in any suit, Action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, Action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

Section 11.11                      WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

Section 11.12                      Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party.  Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 11.13                      Counterparts and Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.14                      Knowledge.  To the extent that any representation is made to “KO’s knowledge” (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 11.14 of KO Disclosure Schedule, after inquiry deemed in good faith to be reasonable.  To the extent that any representation is made to “Monster’s knowledge” (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 11.14 of the Monster Disclosure Schedule, after inquiry deemed in good faith to be reasonable.

Section 11.15                      Affiliate Status.  To the extent that a Party hereto is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party.

Section 11.16                      Further Assurances.  At any time or from time to time after the Closing, the Parties agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the Parties hereunder or thereunder.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COCA-COLA COMPANY

By:	/s/ Kathy N. Waller
	Name:	Kathy N. Waller
	Title:	Executive Vice President and
Chief Financial Officer

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

NEW LASER CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

INDEX OF SECTIONS OF THE DISCLOSURE SCHEDULES*

Monster Disclosure Schedule

Section 1.1(a)	Excluded Monster Assets
Section 1.1(b)	Other Excluded Monster Assets and Excluded Inventory
Section 1.1(c)	Monster Guarantees
Section 1.1(d)	Monster Non-Energy Intellectual Property
Section 1.1(e)	Monster Non-Energy Assets
Section 6.4	Approvals
Section 6.5	Financial Data
Section 6.6	Undisclosed Liabilities
Section 6.7(b)	Absence of Changes
Section 6.8	Compliance with Law
Section 6.9	Litigation
Section 6.10	Taxes
Section 6.11	Intellectual Property
Section 6.12	Monster Material Contracts
Section 6.14	Affiliate Transactions
Section 6.17	Monster Non-Energy Employee Schedule
Section 7.3	Monster and NewCo Conduct of Business
Section 7.17(b)	Shared Contracts
Section 7.18	Shared Intellectual Property
Section 11.14	Knowledge

KO Disclosure Schedule

Section 1.1(a)	KO Energy Assets
Section 1.1(b)	KO Energy Assets
Section 1.1(c)	KO Energy Business Brands
Section 1.1(d)	KO Guarantees
Section 1.1(e)	KO Retained Names
Section 1.1(f)	Excluded KO Assets
Section 5.3	No Conflicts
Section 5.4	Filings, Consents and Approvals
Section 5.5	Financial Statement
Section 5.6	Undisclosed Liabilities
Section 5.7	Absence of Changes
Section 5.8	Compliance with Law; Permits
Section 5.9	Litigation
Section 5.10	Taxes
Section 5.11	Intellectual Property
Section 5.12	Contracts
Section 5.13	Brokerage and Finders’ Fees
Section 5.14	Affiliate Transactions
Section 7.2	KO Conduct of Business
Section 11.14	Knowledge

EXHIBITS*

Exhibit A	Assignment and Assumption Agreement and Bill of Sale
Exhibit B	KO IP Assignment
Exhibit C	Monster IP Assignment
Exhibit D	Transition Services Agreement

*  Schedules, annexes and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is dated as of August 14, 2014, by and among NEW LASER CORPORATION, a Delaware corporation (“NewCo”), MONSTER BEVERAGE CORPORATION, a Delaware corporation and wholly-owned subsidiary of NewCo (“Laser”) and THE COCA-COLA COMPANY, a Delaware corporation (“Crown”) (each of Laser, NewCo and Crown, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Crown, Laser and NewCo entered into that certain Asset Transfer Agreement, dated as of August 14, 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Asset Transfer Agreement”).

WHEREAS, pursuant to the Asset Transfer Agreement, the Parties agreed that (a) Crown shall provide or cause to be provided to NewCo and Laser or their respective Affiliates certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth herein, and (b) Laser shall provide or cause to be provided to Crown or its Affiliates certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, the Asset Transfer Agreement requires execution and delivery of this Agreement by the Parties at the Closing.

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants and agreements contained in the Asset Transfer Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Certain Defined Terms.  (a)                                             Except as otherwise indicated herein, capitalized terms used herein shall have the meanings set forth in the Asset Transfer Agreement.

(b)                                 The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Confidential Information” means all confidential or proprietary information and data of a Party or its Affiliates that another Party or its Representatives receives under or in connection with this Agreement or in connection with providing or receiving Services hereunder.  Notwithstanding the foregoing, Confidential Information shall not include any information which the receiving Party demonstrates by clear and convincing evidence is (a) at the time of disclosure in the public domain or thereafter enters the public domain without any breach of this Agreement by the receiving Party or any of its Representatives, (b) known by the receiving Party before the time of disclosure, as shown by prior written or electronic records, other than as a result of a prior disclosure by the disclosing Party or its Affiliates or the disclosing Party’s Representatives, (c) obtained on a non-confidential basis from a Third Party who is in lawful possession thereof and does not thereby breach an obligation of confidence to the disclosing Party regarding such information, or (d) developed by or for the receiving Party or its Representatives through their independent efforts without use of Confidential Information; provided that, in each of the foregoing clauses (a) through (d), such information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the receiving Party’s possession, and no combination of features will be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the receiving Party’s possession without the use of or access to Confidential Information.

“Crown Provider” means Crown or a Provider that is an Affiliate of Crown.

“Force Majeure” means, with respect to a Providing Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

“Interest Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate, plus one and a half (1.5%) percent.

“Laser Provider” means Laser or a Provider that is an Affiliate of Laser or NewCo.

“Provider” means the Crown Provider or Laser Provider providing a Service or an Additional Service under this Agreement, in each case as set forth on the applicable Services Schedule.

“Providing Party” means Crown with respect to each Crown Provider or Crown Service (as applicable) and Laser and NewCo with respect to each Laser Provider or Laser Service (as applicable).

“Receiving Party” means Laser and NewCo with respect to each Crown Provider or Crown Service (as applicable) and Crown with respect to each Laser Provider or Laser Service (as applicable).

“Recipient” means the Party or its Affiliate to whom a Service or an Additional Service is being provided under this Agreement, in each case as set forth on the applicable Services Schedule.

“Services” shall mean each of the Crown Services and Laser Services.

“Services Schedule” shall mean each of the Crown Services Schedule and Laser Services Schedule.

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Section 1.02                             Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.

Additional Services	Section 2.03
Agreement	Preamble
Asset Transfer Agreement	Recitals
Crown	Preamble
Crown Services	Section 2.01
Crown Services Schedule	Section 2.01
Crown Transition Manager	Section 7.03(a)(ii)
Excluded Services	Section 2.04
Information Technology	Section 2.08
Laser	Preamble
Laser Services	Section 2.01
Laser Services Schedule	Section 2.01
Laser Transition Manager	Section 7.03(a)(i)
NewCo	Preamble
Parties	Preamble
Provider Indemnified Party	Section 5.01
Recipient Indemnified Party	Section 5.03
Required Consents	Section 7.02
Security Policies	Section 2.08
Senior Executives	Section 7.05(a)
Service Charge	Section 3.01
Term	Section 2.02
Termination Assistance Period	Section 6.04(a)
Termination Assistance Services	Section 6.04(a)
Transition Managers	Section 7.05(a)

Section 1.03                             Construction.  Any reference in this Agreement to a “Section” or “Schedule” refers to the corresponding Section or Schedule of or to this Agreement, unless the context indicates otherwise.  The headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.  Any words (including capitalized terms defined herein) in the singular will be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender will be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise

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specified.  All references herein to “$” or dollars will refer to United States dollars, unless otherwise specified.

ARTICLE II

SERVICES AND DURATION(1)

Section 2.01                             Services.  Subject to the terms and conditions of this Agreement, Crown shall provide (or cause to be provided) to the Recipient each of the services listed in Schedule 1 (the “Crown Services Schedule”, and such services, together with any Additional Services provided by a Crown Provider, the “Crown Services”).  Subject to the terms and conditions of this Agreement, Laser shall provide (or cause to be provided) to the Recipient each of the services listed in Schedule 2 (the “Laser Services Schedule”, and such services, together with any Additional Services provided by a Laser Provider, the “Laser Services”).

Section 2.02                             Duration of Services.  Subject to Section 6.01 hereof, each of Crown and Laser shall provide or cause to be provided to the respective Recipients each Service until the expiration of the period set forth next to such Service on the applicable Schedules, which shall be no later than [one year] after the Closing Date, or, if no such period is provided with respect to a particular Service on such Schedules, then one year after the Closing Date (the “Term”).

Section 2.03                             Additional Services.  After the Closing Date, if Crown or Laser identifies a service that (a) Crown or its Affiliates provided to the Crown Energy Business during the one-year period prior to the Closing Date that Laser or NewCo or their respective Affiliates (as applicable) reasonably need to obtain from a Crown Provider in order for the Crown Energy Business to continue to operate in substantially the same manner in which the Crown Energy Business operated as of the Closing Date, and such service was not included in the Crown Services Schedule, is not an Excluded Service and can reasonably be provided by Crown or its Affiliates (and such service cannot reasonably be provided, or procured from a Third Party, by Laser or its Affiliates), or (b) Laser provided to the Laser Non-Energy Business during the one-year prior to the Closing Date that Crown or its Affiliates reasonably need from a Laser Provider in order for the Laser Non-Energy Business to continue to operate in substantially the same manner in which the Laser Non-Energy Business operated as of the Closing Date, and such service was not included in the Laser Services Schedule, is not an Excluded Service and can reasonably be provided by Laser or its Affiliates (and such service cannot reasonably be provided, or procured from a Third Party, by Crown or its Affiliates), then, in each case, upon written request by Laser or Crown, respectively, during the applicable time period following the Closing Date, Crown and Laser, respectively, shall use commercially reasonable efforts to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”).  Crown and Laser (or the Crown Transition Manager and the Laser Transition Manager, as applicable) shall have 60 days after the Closing Date to request in writing to the Crown Transition Manager or the Laser Transition Manager, as applicable, Additional Services.  Unless specifically agreed to in writing to the contrary, the Parties shall amend the appropriate Schedule to include such Additional Services (including the incremental fees and

(1)         Note to Draft:  Scope of Services, duration, etc. to be agreed prior to the Closing.

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termination date with respect to such Additional Services) and such Additional Services shall be deemed Services hereunder.

Section 2.04                             Exception to Obligation to Provide Services or Additional Services.  Notwithstanding anything in this Agreement to the contrary, the relevant Providers shall not be obligated to (and neither Crown nor Laser shall be obligated to cause any Provider to) provide any Services if the provision of such Services would violate any Law or any agreement to which any of the Providers or their Affiliates are subject as of the date hereof; provided, however, that Crown and Laser shall comply with Section 7.02 with respect to obtaining any agreements, waivers and licenses necessary to provide such Services.  Without limiting the foregoing, neither Party shall be obligated hereunder to acquire or replace any facilities, equipment or other assets, hire or retain any personnel or otherwise make any capital expenditures in connection with providing the Services; provided that each Party shall be obligated to provide a Transition Manager.  In addition, no Crown Provider shall have an obligation to provide the services identified as Crown Excluded Services and no Laser Provider shall have an obligation to provide the services identified as Laser Excluded Services on Schedule 3 (collectively, the “Excluded Services”).

Section 2.05                             Standard of the Provision of Services.  The provision of Services shall be provided in the nature, manner and standard of care and at the service levels substantially consistent with that provided by the Providers in the one-year period prior to the Closing Date.  All of the Services shall be for the sole use and benefit of the Recipient, its applicable Affiliates and permitted assigns.

Section 2.06                             Change in Services.  The Providers may from time to time reasonably supplement, modify, substitute or otherwise alter the method by which the Services are provided or the entity designated as the Provider thereof in a manner that does not adversely affect the quality or availability of Services or increase the cost of using such Services by more than de minimis amounts.

Section 2.07                             Subcontractors.  A Provider may subcontract any of the Services or portion thereof to any Third Party, including any Affiliate of the Provider; provided, however, that such subcontractor shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.08                             Electronic Access.

(a)                                 As of the date hereof, except as otherwise expressly provided in this Section 2.08, each Receiving Party shall and shall cause its Recipients to cease to use and have no further access to, and neither Providing Party nor any of its Providers shall have any obligation hereunder to provide access to or use of, any Provider’s intranet or other owned or licensed computer software, networks, databases, hardware or technology or other computer based resources, including Third Party services or other resources, e-mail and other information technology (collectively, “Information Technology”).  To the extent that the performance or receipt of Services hereunder requires access to a Provider’s Information Technology by the

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applicable Recipient, the Providing Party shall provide or cause to be provided limited access to such Information Technology, subject to the policies, procedures and limitations (including physical security, network access, internet security, virus protection, confidentiality and personal data security guidelines) to be determined by the Providing Party and provided in writing to the Receiving Party (the “Security Policies”).  From and after the date hereof, each Receiving Party shall and shall cause its Recipients to cause all of their personnel having access to a Provider’s Information Technology in connection with the receipt or delivery of a Service to comply with all such Security Policies of the Providing Party.

(b)                                 The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services to prevent access to the Services by unauthorized Persons.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01                             Costs and Disbursements.

(a)                                 Except as otherwise provided in this Agreement or in the Schedules, each Receiving Party (or its designee) shall pay to the Providing Party a monthly fee for each Service of the Cost thereof, plus a markup of seven percent (7%) of such Cost.  As used herein, “Cost” means the actual costs of procuring and providing a Service hereunder, including internal overhead and facility charges to the extent allocated to a Service, salaries and benefits of employees involved in the provision of Services to the extent allocated to a Service, Third Party costs and fees, taxes, customs, and duties, and other similar costs (each such fee in accordance with this provision a “Service Charge” and, collectively, the “Service Charges”).

(b)                                 By no later than 30 days following the date of this Agreement, the Parties shall mutually agree on a form of invoice to be issued for the aggregate of Service Charges by each Party.  Each Providing Party (or its designee), as applicable, shall deliver invoices to the Receiving Party (or its designee) in accordance with the terms hereof, beginning within seven days following the end of the first full calendar month after the date hereof and, thereafter, on or prior to the end of each succeeding month (in accordance with the terms hereof) for the duration of this Agreement (or at such other frequency as set forth in the applicable Services Schedule with respect to such Service) in arrears for the Service Charges due under this Agreement.  Each Receiving Party shall pay, or cause to be paid, the amount of such invoice by wire transfer to an account specified in writing by the Providing Party (or its designees) within 30 days of the receipt of such invoice.  [If Crown or Laser (or their applicable Recipient), as applicable, fails to pay such amount or cause such amount to be paid by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services, in addition to the amount due, interest at the Interest Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment.]

(c)                                  No Right to Set-Off.  Each Receiving Party shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Providing Party under this Agreement on account of any obligation owed by the Providing

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Party or its Affiliates to the Receiving Party or its Affiliates, as applicable, except as otherwise agreed upon by the Parties in writing.

(d)                                 Disputed Amounts.  Any good faith dispute over an amount due pursuant to this Article III shall be immediately subject to the provisions of Section 7.05.  The Parties agree that disputes related to this Agreement or any other agreement shall, without prejudice to the Parties’ rights or remedies hereunder, not serve as grounds to delay the performance of any obligations under this Agreement.

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01                             Disclaimer of Warranties.  Except as expressly set forth herein or the Asset Transfer Agreement, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to its use of and reliance upon the Services and each Party and their respective Providers make no representation or warranty with respect thereto.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE ASSET TRANSFER AGREEMENT, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 4.02                             Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  Notwithstanding anything herein to the contrary, no Providing Party shall have any obligation to provide, or cause to be provided, Services hereunder to the extent that such provision would violate any applicable Laws.  FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUT WITHOUT LIMITATION TO ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THE ASSET TRANSFER AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY OF THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH LAW OR REGULATION APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT OR ITS AFFILIATES.

ARTICLE V

INDEMNIFICATION

Section 5.01                             Limited Liability of a Provider.  Notwithstanding anything to the contrary set forth herein, no Providing Party or its Affiliates or Representatives shall have any liability in contract, tort or otherwise, for or in connection with any Services provided or to be provided by any of its Providers, Affiliates or Representatives (each, a “Provider Indemnified Party”)

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pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with the provision of any such Services, to the other Party or its Recipients, Affiliates or Representatives, except to the extent that the other Party, or its Recipients, Affiliates or Representatives suffer Liabilities that result from such Provider Indemnified Party’s breach of this Agreement or bad faith, gross negligence or willful misconduct in connection with the provision of any such Services, or transactions, actions or inactions related thereto.

Section 5.02                             Indemnification of Each Provider Indemnified Party.  Subject to the limitations set forth in Section 5.04, each Receiving Party shall defend, indemnify and hold harmless the Providing Party’s Provider Indemnified Parties from and against any and all Liabilities relating to, resulting from or arising out of any of the Services provided or to be provided by or on behalf of such Provider Indemnified Parties (including any Recipient’s breach of any third party agreement to provide Services) pursuant to this Agreement, the transactions contemplated by this Agreement or such Providing Party’s or Provider’s actions or inactions in connection with the provision of any such Services or transactions; provided that such Receiving Party shall not be responsible for any Liabilities of such Provider Indemnified Party to the extent that such Liability is caused by, results from, or arises out of or in connection with (i) a Provider Indemnified Party’s breach of this Agreement or bad faith, gross negligence or willful misconduct or (ii) for which the Providing Party is required to indemnify a Recipient Indemnified Party pursuant to Section 5.03.

Section 5.03                             Indemnification of Each Recipient Indemnified Party. Subject to the limitations set forth herein, each Providing Party shall defend, indemnify and hold harmless the Receiving Party and its Recipients, Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any and all Liabilities relating to, resulting from or arising out of any Services provided by the Providing Party’s Provider Indemnified Parties, to the extent caused by, resulting from, or arising out of or in connection with a Provider Indemnified Party’s breach of this Agreement, bad faith, gross negligence or willful misconduct.

Section 5.04                             Additional Limitation on Liability.

(a)                                 Notwithstanding anything to the contrary contained herein, no Party or its Representatives shall be liable to or otherwise responsible to any other Party or its Affiliates for consequential, special, incidental, exemplary, or punitive damages or for diminution in value, lost profits or lost business opportunity that arise out of or relate to this Agreement or the performance or breach hereof, except for (i) such consequential damages to the extent they are a reasonably foreseeable consequence of the breach underlying the applicable indemnifiable claim or (ii) to the extent awarded by a court of competent jurisdiction in connection with a third-party claim.

(b)                                 [The aggregate liability and indemnification to the Recipient Indemnified Parties with respect to (i) a particular Service received pursuant to this Agreement shall not exceed the aggregate Service Charges with respect to such Service, and (ii) this Agreement shall not exceed the aggregate Service Charges with respect to all Services received pursuant this Agreement; provided, however, that the foregoing shall not limit any liability arising from the

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Recipient Indemnified Parties’ or the Provider Indemnified Parties’ bad faith, gross negligence or willful misconduct.]

Section 5.05                             Insurance.  Notwithstanding anything herein to the contrary, no Party indemnified in this Article V shall be indemnified or held harmless to the extent such Damages are reimbursed pursuant to an insurance policy then in effect for its benefit.

Section 5.06                             Procedures.  The provisions of Sections 10.4 and 10.5 of the Asset Transfer Agreement shall govern indemnification under this Article V.

Section 5.07                             Exclusive Remedy.  Except for the termination rights provided for under the terms of this Agreement, and subject to Section 9.10, the indemnification provisions expressly provided in this Article V shall be the sole and exclusive monetary remedies of the Providers and the Recipients and their respective Affiliates, as applicable, for any Damages, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE VI

TERMINATION

Section 6.01                             Termination.

(a)                                 Notwithstanding anything to the contrary herein, this Agreement may be terminated by Crown:  (i) if Laser, NewCo or any of their respective Affiliates is in material breach of the terms of this Agreement and such breach is not cured within 30 days of a written notice from Crown of such breach (except, in the event such breach relates to the failure to pay an outstanding Service Charge, to the extent that the outstanding Service Charge is not paid due to a good faith dispute of such portion of such unpaid Service Charge by Laser); or (ii) immediately upon written notice from Crown  with respect to any Crown Service, if the continued performance of such Crown Service would violate any applicable Law.

(b)                                 This Agreement may be terminated by Laser:  (i) if Crown or any of its Affiliates is in material breach of the terms of this Agreement and such breach is not cured within 30 days of a written notice from Laser of such breach (except, in the event such breach relates to the failure to pay an outstanding Service Charge, to the extent that the outstanding Service Charge is not paid due to a good faith dispute of such portion of such unpaid Service Charge by Crown); or (ii) immediately upon written notice from Laser, with respect to any Laser Service, if the continued performance of such Laser Service would violate any applicable Law.

(c)                                  Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least [60] days’ prior written notice to Laser or Crown, as applicable, of such termination (unless a longer notice period is specified in the Schedules or in a third party agreement to provide Services); (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist [60] days after receipt by the Laser Transition Manager or Crown Transition Manager, as applicable, of written notice of such

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failure from the Recipient’s Laser Transition Manager or Crown Transition Manager, as applicable; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to Laser or Crown, as applicable, if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall continue uncured for a period of [60] days after receipt by the Laser Transition Manager or Crown Transition Manager, as applicable, of a written notice of such failure from the Laser Transition Manager or Crown Transition Manager, as applicable.  The relevant Schedule shall be updated to reflect any terminated Service.  In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(d)                                 A Recipient may from time to time request a reduction in part of the scope or amount of any Service.  If so requested to do so by the Laser Transition Manager or Crown Transition Manager, as applicable, the other Party, through its Laser Transition Manager or Crown Transition Manager, as applicable, agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions.  The relevant Schedule shall be updated to reflect any reduced Service as agreed between the Parties.  In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 6.02                             Effect of Termination.

(a)                                 Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service or its Affiliate shall have no further obligation to provide the terminated Service, and Crown or Laser, as applicable, shall have no obligation to pay any Service Charges relating to any such Service; provided that Crown or Laser, as applicable, shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination.  In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination during the Term (and, to the extent expressly surviving following the Term, thereafter).

(b)                                 In connection with a termination of this Agreement, Article I, Article V, this Article VI, Section 7.05, Article VIII, Article IX and liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03                             Force Majeure.  No Providing Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

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Section 6.04                             Termination Assistance Services.

(a)                                 Upon termination of this Agreement and at all times during the Termination Assistance Period, (i) the Parties shall reasonably cooperate in good faith and use their commercially reasonable efforts to minimize the adverse effects of the termination and (ii) the Providing Party shall provide to the Recipient such reasonable support and assistance as reasonably requested by the Recipient to help to facilitate the Recipient’s ability to perform the Services on its own or have the Services performed on its behalf by other third parties, excluding the Excluded Services (the “Termination Assistance Services”).  For purposes of this Section 6.04, the “Termination Assistance Period” means a period of time reasonably designated by the Recipient not to exceed 45 days from the date of termination of this Agreement.

(b)                                 Upon termination of any individual Service pursuant to Section 6.01(c) or (d), if reasonably requested by the Recipient, (i) the Parties shall reasonably cooperate in good faith and use their commercially reasonable efforts to minimize the adverse effects of the termination and (ii) the Providing Party shall provide to the Recipient, for a period not to exceed 45 days from the date of termination of such Service, Termination Assistance Services in respect of such Services.

(c)                                  The Receiving Party shall be responsible for any costs and expenses related to the Termination Assistance Services, including costs and expenses of the Providing Party incurred as a result of its employees performing such services, consistent with the Service Charges.

ARTICLE VII

MANAGEMENT AND CONTROL

Section 7.01                             Cooperation.

(a)                                 During the Term, each Receiving Party shall, and shall cause its Recipients to, use its commercially reasonable efforts to reasonably cooperate with the relevant Providing Party and Provider with respect to provision of the applicable Services and responding to such Provider’s reasonable requests for information necessary to or that would reasonably facilitate the performance of the Services.

(b)                                 To the extent the Parties have entered into any Third Party service agreements in connection with any of the Services, the Recipients shall comply with the terms of such agreement to the extent the Recipients or their Laser Transition Manager or Crown Transition Manager, as applicable, have been informed of such terms.

Section 7.02                             Required Consents.  Each Party shall use commercially reasonable efforts to obtain any and all Third Party consents reasonably necessary to allow the relevant Provider to provide the Services (the “Required Consents”); provided, however, that the costs of such third-party consents shall be paid by the Recipient of the provision of such Services.  Each Party shall provide written evidence of receipt of the Required Consents to the other Party upon such other Party’s request.

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Section 7.03                             Primary Points of Contact for Agreement.

(a)                                 Appointment and Responsibilities.  Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)                                     The individual appointed by Laser and NewCo as the primary point of operational contact pursuant to this Section 7.03(a) (the “Laser Transition Manager”) shall have overall responsibility for coordinating, on behalf of Laser and NewCo, all activities undertaken by Laser and NewCo and their Providers, Affiliates and Representatives hereunder, including the performance of Laser’s and NewCo’s obligations hereunder, the coordinating of the provision of the Laser Services with Crown, acting as a day-to-day contact with the Crown Transition Manager and making available to Crown the data, facilities, resources and other support services from Laser and NewCo and their applicable Affiliates required for the Crown Providers to provide the Crown Services in accordance with the requirements of this Agreement.  Laser and NewCo may change the Laser Transition Manager from time to time upon written notice to Crown.  Laser shall use commercially reasonable efforts to provide at least 30 days’ prior written notice of any such change.

(ii)                                  The individual appointed by Crown as the primary point of operational contact pursuant to this Section 7.03(a) (the “Crown Transition Manager”) shall have overall operational responsibility for coordinating, on behalf of Crown, all activities undertaken by Crown and its Providers, Affiliates and Representatives hereunder, including the performance of Crown’s obligations hereunder, the coordinating of the provision of the Crown Services with Laser and NewCo, acting as a day-to-day contact with the Laser Transition Manager and making available to Laser and NewCo the data, facilities, resources and other support services from Crown and its Affiliates required for the Laser Providers to provide the Laser Services in accordance with the requirements of this Agreement.  Crown may change the Crown Transition Manager from time to time upon written notice to Laser.  Crown shall use commercially reasonable efforts to provide at least 30 days’ prior written notice of any such change.

Section 7.04                             Personnel.

(a)                                 The Provider of any Service shall make available to the Recipient of such Service such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices.  The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b)                                 The Provider of any Service shall be responsible for all salary, employment and other benefits of and liabilities relating to the employment of persons employed by such Provider.  In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

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Section 7.05                             Dispute Resolution.

(a)                                 Subject to Section 9.10, if a dispute arises between the Parties under or in connection with this Agreement, the Laser Transition Manager and Crown Transition Manager (collectively, the “Transition Managers”) shall consider the dispute for up to ten Business Days following receipt of a notice from either Party specifying the nature of the dispute, during which time such Transition Managers shall meet in person at least once, and shall negotiate in good faith to resolve the dispute.  If such dispute is not resolved by the end of the ten-Business-Day period, or if such Transition Managers earlier agree that the dispute will not be resolved by them, either Party may submit the dispute for consideration by senior executives of the Parties who do not have direct responsibility for administration of this Agreement (collectively, “Senior Executives”).  Thereupon, the Transition Managers shall promptly prepare and send to the Senior Executives a memorandum stating (i) the issues in dispute and each Party’s position thereon, (ii) a summary of the evidence and arguments supporting each Party’s positions (attaching all relevant documents), (iii) a summary of the negotiations that have taken place to date, and (iv) the name and title of the Senior Executive who will represent each Party.  The Senior Executives shall meet for negotiations (which may be held telephonically) as often as the Senior Executives deem reasonably necessary to resolve the dispute.  If the dispute is not resolved within 15 Business Days after the day that the Transition Managers first submitted the memorandum referred to above for consideration by the senior executives of the Parties, then either Party may pursue its remedies under and pursuant to Section 9.08.

Section 7.06                             No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party acting as an agent of another unaffiliated party in the conduct of such other party’s business.  A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01                             Confidentiality.

(a)                                 Subject to Section 8.01(c), each Party shall, and shall cause its Affiliates and its and their respective Representatives to, maintain the confidentiality of and not disclose to any other Person or use any Confidential Information of any other Party, except to the extent necessary for providing or receiving Services hereunder and not for any other purpose.

(b)                                 Without limiting the foregoing, subject to Section 8.01(c), each Party shall, and shall cause its Affiliates and its and their respective Representatives to, protect the Confidential Information of the other Party using the same standard of care that such Party applies to protect its own confidential information (which in no event will be less than a reasonable standard of care).

(c)                                  Each Party agrees not to disclose the Confidential Information to any Person other than (i) its Representatives who are directly concerned, working on, advising on or consulted in connection with the receiving Party’s obligations hereunder and whose knowledge

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of the Confidential Information is reasonably considered to be necessary for such purposes or (ii) as required by applicable Law or an order by a Governmental Authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided that except where not permitted by Law, the receiving Party will give the disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing Party, in order to allow the disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided further that if disclosure is ultimately required, the receiving Party will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the receiving Party is required to disclose in compliance with any such requirement.  The receiving Party will ensure that the receiving Party’s Representatives are informed of the confidentiality provisions of this Agreement and are obligated to use and hold in confidence the Confidential Information in a manner consistent with the obligations of the receiving Party under this Agreement prior to the receiving Party’s Representatives receiving any access to the disclosing Party’s Confidential Information.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01                             Notices.  All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other Parties):

If to Laser or NewCo:

Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Facsimile:	(951) 739-6210
Attention:	Rodney C. Sacks

With a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, NY, 10017
Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.
Andrew M. Levine, Esq.

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If to Crown:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Facsimile:	(404) 676-8621
Attention:	Chief Financial Officer

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:	(212) 735-2000
Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

Section 9.02                             Entire Agreement.  This Agreement, the Asset Transfer Agreement, the Confidentiality Agreements and the other Ancillary Agreements, together with the exhibits and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

Section 9.03                             Amendments and Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by each of the Parties or, in the case of a waiver, by the Party or Parties against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 9.04                             Successors and Assigns.  This Agreement will be binding upon the Parties and their respective successors and assigns and will inure to the benefit of the Parties and their respective successors and permitted assigns.  Laser and NewCo may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Crown; provided that Laser and NewCo may assign and delegate any of their rights and obligations under this Agreement, to an Affiliate of Laser or NewCo if such Affiliate agrees in writing to be bound by the terms of this Agreement.  Crown may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of Laser; provided that Crown may assign and delegate any of its rights and obligations under this Agreement to an Affiliate of Crown if such Affiliate agrees in writing to be bound by the terms of this Agreement.  No such assignment and delegation will relieve the applicable Party of its obligations under this Agreement.  Subject to the foregoing, Crown, Laser and NewCo will each remain primarily

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liable for the performance of all of its obligations under this Agreement notwithstanding any assignment pursuant to this Section 9.04.

Section 9.05                             No Third-Party Beneficiaries.  Except for the Provider Indemnified Parties and the Recipient Indemnified Parties under Article V, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 9.06                             Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

Section 9.07                             Construction.  The Parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

Section 9.08                             Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each Party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement and hereby irrevocably waives, and agrees not to assert in any suit, Action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, Action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

Section 9.09                             WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND

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INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

Section 9.10                             Remedies.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any Party in accordance with their specific terms or were otherwise breached by such Party.  The Parties accordingly agree that, in addition to any other remedy to which the Parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other Party and otherwise to enforce specifically the provisions of this Agreement against the other Party.  Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 9.11                             Counterparts and Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COCA-COLA COMPANY

By:
Name:
Title:

MONSTER BEVERAGE CORPORATION

By:
Name:
Title:

NEW LASER CORPORATION

By:
Name:
Title:

Signature Page to Transition Services Agreement

Schedule 1
Crown Services Schedule

[To Come]

Crown Services Schedule

Schedule 2
Laser Services Schedule

[To Come]

Laser Services Schedule

Schedule 3(2)
Excluded Services Schedule

Crown Excluded Services

Beverage base supply hereunder

Access to beverage base manufacturing facilities

Access to bottlers and distributors hereunder

Legal, tax, and accounting services

Laser Excluded Services

Legal, tax, and accounting services

(2)  Note to Draft:  List of Excluded Services to be completed prior to the Closing.

Excluded Services Schedule

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